UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 10, 2008
(November 10, 2008)

FRESH IDEAS MEDIA, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-132252	20-2574314
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 87 No. 8 Coastal Way, Floor 2, Construction Bank, FTZ
Tianjin Province, The People’s Republic of China	300461

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (86) 22-2576-2771

4890 Silver Pine Drive, Castle Rock, Colorado 08108

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

See Items 2.01 and 5.01.

Item 2.01 Completion of Acquisition or Disposition of Assets

On November 10, 2008 (the “Closing Date”), Fresh Ideas Media, Inc. (“USCo”) entered into a Share Exchange Agreement (the “Exchange Agreement”) with Ever Auspicious International Limited, a Hong Kong company (“HKCo” or the “Company”) and Bright Praise Enterprises Limited, a British Virgin Islands company and the sole shareholder of HKCo (the “Stockholder”), pursuant to which USCo acquired all of the issued and outstanding capital stock of HKCo, an inactive holding company, from the Stockholder in exchange for 11,700,000 newly-issued shares of USCo’s common stock, representing approximately 64.64% of USCo’s issued and outstanding common stock (the “Exchange”). The closing of the Exchange (the “Closing”) occurred on the same day, immediately following the cancellation of an aggregate of 1,135,000 shares of USCo’s common stock held by Phillip E. Ray and Ruth Daily, USCo’s principal stockholders immediately prior to the Closing, which was a condition of the Closing. The Exchange is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986. As a result of the Exchange, HKCo became USCo’s wholly owned subsidiary. USCo’s primary business operations are those of HKCo.

In connection with the consummation of the Exchange, USCo agreed to consummate the spin-off (the “Spin-Off”) of its wholly owned subsidiary, Community Alliance, Inc. (“Community Alliance”), through a dividend of all of the issued and outstanding capital stock of Community Alliance to holders of USCo’s common stock as of September 9, 2008. The Spin-Off was approved by the Board of Directors of USCo on September 9, 2008 and will be consummated upon the satisfactory resolution of all of the Securities and Exchange Commission’s (the “SEC”) comments to the Form 10 registration statement relating to Community Alliance’s common stock and such registration statement’s effectiveness.

Today, USCo is also filing with the SEC an Information Statement (the “Schedule 14F-1”) complying with Rule 14F-1 under the Securities Exchange Act of 1934, as amended, that describes a change in a majority of USCo’s Board of Directors (the “Board”) that is occurring in connection with the change of control of USCo that is described in this current report on Form 8-K (this “Report”).

The following is disclosure regarding the Company, its wholly owned operating subsidiary Tianjin Seashore New District Shisheng Business Trading Group Co. Ltd. (formerly Tianjin Shisheng Investment Group Co. Ltd.) (“Shisheng”), a company formed under the laws of the People’s Republic of China (the “PRC” or “China”) and doing business in the PRC, and Shisheng’s three majority owned operating subsidiaries, Tianjin Hengjia Port Logistics Corp. (“Hengjia”), Tianjin Ganghui Information Technology Corp. (“Ganghui”), and Tianjin Zhengji International Trading Corp. (“Zhengji”), each of which is a company formed under the laws of the PRC and doing business in the PRC. From and after the Closing Date, the operations of the Company, through its operating subsidiaries, Shisheng, Hengjia, Ganghui and Zhengji will be the primary operations of USCo. It is anticipated that as promptly as practicable after the Closing Date, USCo will change its name to “China Auto Logistics Inc.”

DESCRIPTION OF BUSINESS

Except as otherwise indicated by the context, references in this Report to “we,” “us,” “our,” or the “Company” are to the consolidated business of the Company, Shisheng, Hengjia, Ganghui and Zhengji (or, with respect to periods prior to the Closing but after the Zhengji Consolidation (as defined below), to the consolidated business of Shisheng, Hengjia, Ganghui and Zhengji; or, with respect to periods prior to the Zhengji Consolidation, to the consolidated business of Shisheng, Hengjia, and Ganghui), except such terms, when used with reference to the audited consolidated financial statements and related notes contained elsewhere in this Report or in the “Selected Consolidated Financial and Other Data” Section or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” Section, are to the consolidated business of Shisheng, Hengjia, Ganghui and (if with respect to periods after the Zhengji Consolidation) Zhengji. Notwithstanding the foregoing, references to “our common stock”, “our shares of common stock” or “our capital stock” or similar terms shall refer to the common stock of USCo.

General

Our primary business is to provide a high quality comprehensive imported automobile sales and trading service and a web-based automobile sales and trading information platform to our customers. In addition to sales of imported automobiles, which consisted of more than 95% of our revenues generated in the last full fiscal year, Shisheng, through its majority owned subsidiary Hengjia, provides customized services such as financing services (“Financing Services”) and customs clearance, storage and nationwide delivery services (“Automobile Import Value Added Services”) to imported automobile distributors and agents as well as individual customers in China. Shisheng, through its majority owned subsidiary Ganghui, also operates two websites which provides subscribers with up-to-date sales and trading information for imported and domestically manufactured automobiles. Our mission is to be a one-stop shop for our customers in providing valuable pre- and post-sale services and information for imported and domestically manufactured automobiles.

From Shisheng’s founding in 1995, we have continued to build our customer base for imported automobiles to more than 3,000 stable customers throughout China. We are currently the only one-stop service provider in Tianjin for Financing Services and Automobile Import Value Added Services. We also offer two websites: (a) www.1365car.tj.cn provides quotes and other information on domestically manufactured automobiles in Tianjin and averages more than one million visitors per day, with a single day record of six million; and (b) www.at188.com provides information on imported automobiles for the industry and individuals and boasts a fee-based membership of more than 90% of the automobile dealers and agents in Tianjin.

Our executive offices are located in Tianjin, which is one of the largest port cities in China and the entry point for over half of China’s imported vehicles. By our internal calculations, we currently have approximately 20% to 25% of the market for imported automobiles in Tianjin. Beginning in the year 2000, we began providing both Financing Services and Automobile Import Value Added Services to automobile dealers and agents. By capitalizing on our geographic and first-mover advantages, we estimate that we had 90% of the combined market share for Financing Services and Automobile Import Value Added Services in Tianjin in 2007.

History and Organizational Structure

In September 1995, Shisheng was founded by Mr. Tong Shiping and his family as a private company under the name “Tianjin Tariff-Free Zone Shisheng Property Management Corp.”. Its core business was selling the domestically manufactured automobile model CHARADE, which had 10% of the automobile market share in China between 1995 and 2000. With increased popularity of imported cars and the maturation of the Internet, the company switched its core business to the sale of imported automobiles and was subsequently renamed “Tianjin Shisheng Investment Group Co. Ltd”.

In August 2001, Shisheng formed Ganghui to provide web-based, real-time information on imported automobiles. Ganghui is 80% owned by Shisheng and 20% owned by Bian Guiying.

In September 2003, Shisheng formed Hengjia to provide Financing Services and Automobile Import Value Added Services to wholesalers and distributors in the imported vehicle trading industry. Hengjia is 80% owned by Shisheng, with the remainder of Hengjia’s equity interest owned by Yang Jitian, Cheng Beiting, and Qian Lige.

In February 2005, Shisheng and three other founders formed Zhengji to enhance our presence in the imported automobile sales and trading industry. In January 2007, Shisheng injected additional capital of $1,024,498 (equivalent to RMB 8,000,000) into Zhengji; consequently, Shisheng’s equity interest in Zhengji increased from 32% to 86.4%, and Zhengji’s financial results were consolidated into those of Shisheng (the “Zhengji Consolidation”) effective January 1, 2007. The remainder of Zhengji’s equity interests is owned by Yang Bin (a Senior Vice President and director nominee of the Company), Qian Shuqing and Zhou Shanglan.

On October 17, 2007, the Company, a wholly owned subsidiary of Bright Praise Enterprises Limited, was incorporated in Hong Kong to act as a holding company for Shisheng. On November 1, 2007, the Company entered into a Share Exchange Agreement with Cheng Weihong, Xia Qiming, and Qian Yuxi (collectively, the “Sellers”), pursuant to which the Sellers transferred their interest in Shisheng to the Company for an aggregate purchase price of $12,067,254 (RMB 95,000,000). As a result of this transaction, the Company owns all of the capital stock of Shisheng. In connection with this transaction, Shisheng changed its name from “Tianjin Shisheng Investment Group Co. Ltd.” to “Tianjin Seashore New District Shisheng Business Trading Group Co. Ltd.”

Bright Praise Enterprises Limited is 100% owned by Mr. Choi Chun Leung Robert. Mr. Choi is not involved in the management of Shisheng.

Industry Overview

Over the past 30 years, China has experienced a significant improvement in its standard of living. According to reports on May 3, 2007 by Xinhua Net, from 1978 to 2007, China achieved an average annual GDP growth of 9.8%, which is almost triple the 3% annual growth rate of the world economy. China’s GDP has leaped to fourth in the world, and China’s automobile market is second only to that of the United States. China now accounts for 12% of worldwide automobile purchases.

A burgeoning middle class and upper-middle class have emerged as a result of China’s rapid economic growth. For these groups, automobiles serve not only as modes of transportation but also as status symbols. As a result, imported automobiles, particularly luxury automobiles like the Mercedes Benz, BMW, Lexus and Land Rover, are in high demand. In 2007, while the sales of imported automobiles represented only 3.75% of vehicles sold in China, the revenue generated represented 10% of total automobile sales in China. This difference is due to the high quality features and options offered on imported luxury vehicles.

In 1992, total production of Chinese domestic automobiles exceeded one million, and by 2000, the annual production of Chinese domestic automobiles exceeded two million. Since then, the industry has maintained an annual growth rate exceeding 15%. However, 80% of Chinese manufactured automobiles are focused on the low- to mid-priced market with only 20% classified as luxury models, and a lack of emphasis in research and development by domestic manufacturers has restricted the speed of domestic manufacturers in launching new models. Demand for components and parts is also underserved as the capital invested in components and parts production is less than 30% of the total industry investment. Nevertheless, in 2000, Chinese average annual income exceeded $1,000 for the first time, an indicator that Chinese families were beginning to have sufficient capital for automobile purchases.

In November 2001, China became a member of the World Trade Organization (the “WTO”). Due to the Chinese government’s trade restrictions, imported automobiles did not flood into the Chinese market, thereby creating an opportunity for the development and growth of the domestic automobile manufacturing industry. The result has been a steady increase in the sales of Chinese manufactured automobiles, not only to the domestic market, but also into the international market. The Chinese government utilized new taxation rules on imported automobiles beginning in 2005, which included adjustments on automobile retail and import taxation. According to the China Association of Automobile Manufacturers and a May 2008 report from Research and Markets, a total of 8.88 million automobiles were sold in China in 2007. Approximately 313,000 vehicles, or 3.75%, of this total were imported.

Through the first nine months of 2008, despite a global economic slow down and an increase in the Chinese import tax, the automobile industry in China has demonstrated continued strong growth. On an industry-wide basis, Mercedes Benz sold 4,000 cars in China, a 54% increase over its sales figures for the same period last year. Audi Q7 achieved 78% sales growth from January to September 2008, and Cadillac’s sales grew 40% in the same period. Bentley, providers of one of the most expensive luxury cars, sold 309 automobiles in the first nine months of 2008, a 94.3% improvement compared to the same period in 2007. During this same period, Lamborghini, Ferrari and Porsche, desired brands of sports cars for the growing population of millionaires in China, grew at rates of 108.6%, 25% and 50% respectively.

All Chinese automobile dealers, including both authorized agents and general dealers, must contend with a shortage of working capital and cumbersome import procedures. Accordingly, the imported automobile service industry has developed to address these barriers by providing to dealers and agents financing, customs clearance and storage services. These service providers are generally located in the port cities such as Dalin, Tianjin, Shanghai and Guangzhou.

The Chinese automobile market is highly competitive for both imported and domestically manufactured automobiles. The ten largest manufacturers in the domestic market sold 2.75 million sedans in 2006, which represents more than 38% of total automobile sales in China. In 2007, they sold 3.3 million sedans, or 37.5% of the total sales for the period.

	Year 2006			Year 2007
Rank	Manufacturer	Unit sold	Rank	Manufacturer	Unit sold
1	Shanghai General Motors	413,400	1	Shanghai General Motors	500,308
2	Shanghai Volkswagen	352,000	2	Faw. Volkswagen	440,000
3	Faw. Volkswagen	350,000	3	Shanghai Volkswagen	436,343
4	Cherry	300,000	4	Cherry	381,000
5	Beijing Hyundai	280,000	5	Guangzhou Honda	295,000
6	Guangzhou Honda	260,000	6	Faw. Toyota	280,000
7	Geely	204,690	7	Dongfeng Nissan	271,915
8	Dongfeng Peugeot Citroen	200,000	8	Beijing Hyundai	260,000
8	Brilliance Auto	200,000	9	Geely	219,512
9	Ford China	194,010	10	Ford China	217,100
	TOTAL	2,754,100		TOTAL	3,301,178

Our Competitive Strengths

We are committed to keeping our competitive edge by constantly evaluating and responding to market demand and providing new products and services. Our goals are to establish successful and long-term partnerships with our customers, employees and suppliers and to provide high quality services and products. In particular, we believe the following strengths differentiate our business:

•
We are strategically located in Tianjin, which is the largest port city among the top 5 port cities in China for imported automobiles. Tianjin represents more than 55% of the imported automobile market in China, which provides us with first-hand knowledge of product information and developing industry trends.

•
We have a unique business model that combines sales of imported cars, Financing Services, Automobile Import Value Added Services, and an Internet-based information platform, which enhances our ability to be a one-stop service provider for all of our customers’ needs with respect to imported automobiles in the PRC.

•
We have continued to grow and maintain a referral network with all major automobile distributors and agents in the PRC. We also intend to utilize our websites to aggressively pursue and acquire new customers through advertising and promotions to convert them into repeat paying customers.

•
We maintain close relationships with many major Chinese commercial banks, including China Agriculture Bank, China Construction Bank, China CITIC Bank, Pudong Development Bank and China Merchants Bank, which gives us a competitive advantage over our competitors in providing Financing Services. As of June 30, 2008, our total credit line was approximately $13,121,255 (RMB 90 million).

•
We have pioneered China’s first websites devoted to automobile sales and trading information. All of the major Chinese websites containing information on automobile sales and trading, including www.sohu.com and www.sina.com, directly link to our market data. We believe that we have a “first mover” advantage due to our websites, which specialize in imported, domestic and new automobiles, and we intend to capitalize on this advantage by expanding our offerings and geographic reach.

•	Our key personnel each have more than ten years of Chinese automobile industry experience.

Our Growth Strategy

We intend to pursue the following key elements to our growth strategy:

•	Geographic Expansion. We intend to utilize our existing websites to help expand our offerings and geographical reach into more cities in Northern China.

•
Create New Services. We will capitalize on our existing websites to target the market by aggressively introducing new services such as assisting clients in obtaining licenses and completing insurance processing. We also plan to expand into the market of selling second-hand cars.

•
Emphasize Service and Support. We will continue to build on our menu of established business offerings as a clear and viable alternative to price-only selling. We will also aim to expand our existing banking relationships and explore other cooperative relationships with major commercial banks to increase our lines of credit to provide additional Financing Services to our customers.

•
Build a Relationship-Oriented Business. We have a history of building long-term relationships with clients rather than focusing on single-transactions. To that end, we aim to capitalize on our existing client base by establishing a national automobile dealer network for faster information exchange and closer coordination. We will also continue to place an emphasis on obtaining authorized agent licenses with large international automobile manufacturers.

•	Build Brand Recognition. We will build brand name recognition through diverse marketing channels such as online advertising, public relations and trade-show participation.

Our Business Lines and Products

With global economic development and improved living standards, automobiles have become not only the preferred method of transportation but also an important status symbol in China. For the past ten years, China has maintained double-digit annual growth rate in its GDP, and its newly formed middle and upper-middle class have a thirst for luxury goods. We aim to integrate our sales of imported automobiles, Financing Services and Automobile Import Value Added Services with websites specializing in automobile information to address this market opportunity.

Sale of Imported Automobiles

We conduct our sales operations of imported automobiles primarily through Shisheng and Zhengji. We are a general agent and wholesaler authorized by the Chinese government to import vehicles into the PRC. We sell approximately 25% of our vehicles to authorized dealers like Ford or Lexus as they are not able to import all models directly, 70% to free traders or wholesalers located in inland China or non-port cities, and 5% to government agencies and individual customers. We have the core competencies within our network to sell all makes and models of imported vehicles. Our sales network penetrates to approximately 3,000 agents and dealers in more than 100 cities. The largest automobile dealers in China, including Shanghai Mingjia, Guangzhou Yizhan, Zhuhai Huafa and Wuxi Baolong all have close working relationships with Shisheng. Shisheng is also an authorized agent for Mercedes Benz ambulances and fire trucks. We also work closely with major automobile dealers in the overseas market.

Tianjin port, as the largest port in China for the importation of automobiles, has approximately 400 agents and general dealers that sell automobiles to consumers. We lease a showroom with 2,190 square meters and sell between 2,000 and 2,500 automobiles annually. From 2005 to 2007, each vehicle contributed on average $43,715 to our revenues, resulting in a contribution by imported automobile sales of over $149 million in revenues in 2007.

Our revenues from the sale of imported automobiles and related activities were $82.9 million for fiscal year 2005 (98.76% of all revenues), $95.4 million for fiscal year 2006 (98.56% of all revenues), and $149.2 million for fiscal year 2007 (97.85% of all revenues). See also Note 9 to our audited consolidated financial statements contained elsewhere in this Report for our income from operations and total assets with respect to our business segment for automobile sales for fiscal years 2005, 2006 and 2007.

Financing Services

Many of our customers, including both authorized agents and general dealers, contend with a shortage of working capital. The imported automobile service industry has developed to address these barriers by providing short-term financing services in connection with the importation of automobiles. These service providers are located in the port cities of Dalin, Tianjin, Shanghai and Guangzhou.

Our Financing Services include letter of credit issuance services, purchase deposit financing, and import duty advance services. Our competitive advantage comes from relationships with major Chinese commercial banks, including China Agriculture Bank, China Construction Bank, China CITIC Bank, Pudong Development Bank and China Merchants Bank. As of December 31, 2007, our total credit line was approximately $75,979,520 (RMB 555,000,000). In connection with our transition from a private company to a public company, a number of our credit lines have expired and have not been renewed, and as of June 30, 2008, the Company had a total credit line of $13,121,255 (RMB 90,000,000). We are currently negotiating a number of new credit lines with various banks and the Company is optimistic that it will be able to obtain financing on an as-needed basis that will be sufficient for us to provide Financing Services to our customers.

The Company provides Financing Services to its customers using its facility lines of credit with its banks. The Company earns a service fee for drawing its facility lines related to its customers’ purchases of automobiles and payment of import taxes. The customers bear all the interest and fees charged by the banks and prepay such amounts upon the execution of their service contracts with the Company. The customers are also required to make a deposit in the range of 22% to 30% of the purchase price of the automobile with the Company. The banks take custody of the automobiles until the borrowings are fully paid.

Our revenues from Financing Services were $31,360 for fiscal year 2005 (0.04% of all revenues), $257,983 for fiscal year 2006 (0.27% of all revenues), and $736,590 for fiscal year 2007 (0.48% of all revenues). See also Note 9 to our audited consolidated financial statements contained elsewhere in this Report for our income from operations and total assets with respect to our business segment for Financing Services for fiscal years 2005, 2006 and 2007.

Automobile Import Value Added Services

In addition to a shortage of working capital, all automobile dealers in China, whether they are authorized agents or general dealers, contend with cumbersome procedures relating to the import business. The imported automobile service industry has developed to address these barriers by providing customs clearance, storage and delivery services for the dealers and agents. These service providers are located in the port cities of Dalin, Tianjin, Shanghai and Guangzhou.

Our efficient customs clearance service allows us to complete all vehicle import-related procedures in just three to five days. Once vehicles are cleared through customs, we offer a value-added delivery service to inland China (by air, by sea or by truck).

We have a strong customer base in our Automobile Import Value Added Services. Tianjin Xinhaida Automobile Trading Corp., Tianjin Siguang Technology Corp, and Tianjin Jigao Technical Consulting Corp. all have long-term and stable relationships with us.

Our revenues from Automobile Import Value Added Services were $645,188 for fiscal year 2005 (0.77% of all revenues), $376,346 for fiscal year 2006 (0.39% of all revenues), and $1,077,140 for fiscal year 2007 (0.71% of all revenues). See also Note 9 to our audited consolidated financial statements contained elsewhere in this Report for our income from operations and total assets with respect to our business segment for Automobile Import Value Added Services for fiscal years 2005, 2006 and 2007.

Automobile Information Websites and Advertising

www.at188.com— Imported Automobiles

With the continuous development of network technology and the growing popularization of the Internet, value-added Internet-based businesses are experiencing rapid growth in China. Because only 15% of automobiles in China are sold by authorized agents and 85% are sold by free traders, there is a strong demand for timely information regarding demand changes, market status and competitors’ quotations. www.at188.com was established by the Company in August 2000 to provide subscribers easily accessible, accurate sales and trading information about imported automobiles. In addition to imported automobile sales and trading and new model information, www.at188.com also provides parts and components information.

After six years of development and operation, www.at188.com has linked automobile wholesalers and retailers in China and has achieved more than 120 enterprise subscribers and an average in excess of 800,000 daily visitors. The website provides more than 1,100 quotations every day, and over 60 wholesalers place quotations on our website. The website also cooperates with major media outlets such as newspapers and television and radio stations in more than 50 major cities in China. Also, the website has strategic alliances with 120 Internet media and traditional media outlets and partnerships with more than 400 portals, Internet media, governmental websites and automobile dealer websites.

www.at188.com charges subscribers an annual membership fee of $3,350. We also generate revenue from on-line advertisements and web-based listing services, which when combined with subscription revenues, represents 90% of our web-based revenue. The remaining 10% is derived from Automobile Import Value Added Services and Financing Services sold through the Internet. Currently, we have over 120 corporate subscribers nationwide with 70 corporate subscribers in Tianjin.

www.1365car.tj.cn– Domestic Automobiles

In 2006, China’s annual production of domestically manufactured automobiles exceeded 7 million, making it one of the largest automobile manufacturing countries in the world. Seven of the top ten domestic automobile manufacturers are worldwide automotive leaders with Chinese manufacturing facilities. These include General Motors, Volkswagen, Hyundai, Honda, Peugot Citroen and Ford. To provide real-time price comparison and sales and trading information directly to this huge domestic automobile market, we launched the website www.1365car.tj.cn in 2005. This website is a platform that connects manufacturers, regional distributors and end users of domestically manufactured cars, providing them with a compelling source of information about domestic vehicles and serving as a timelier alternative to traditional magazines and television. www.1365car.tj.cn currently provides real-time price comparison and sales and trading information in the local and regional Tianjin market with respect to domestically manufactured automobiles.

www.1365car.tj.cn began generating revenue in June 2007. It targets customers interested in purchasing vehicles, and it generates revenues from subscriptions and advertisements. Most domestic automobile purchases are made from “4S” shops which offer sales, service, spare parts and survey. In Tianjin city, there are 132 4S shops, and in less than one year, more than 60% (80 shops) have become paid subscribers of www.1365car.tj.cn. Annual subscriptions cost between $1,370 and $4,110 depending on the package selected. Currently, advertisements generate revenues of approximately $30,000 per month. In addition to providing customers with online information directly through the website, the Company intends to offer value-added services including automobile insurance, automobile financing, after-sale service and used car quotations.

Our revenues from our websites were $366,033 for fiscal year 2005 (0.44% of all revenues), $757,872 for fiscal year 2006 (0.78% of all revenues), and $1,459,948 for fiscal year 2007 (0.96% of all revenues). See also Note 9 to our audited consolidated financial statements contained elsewhere in this Report for our income from operations and total assets with respect to our business segment relating to website advertising for the fiscal years 2005, 2006 and 2007.

Products Under Development

The further development of our websites are attractive means for us to develop our business due to the relatively low cost of operation, the global reach of the medium, and the security enhancements that have been and will be put in place. The business model could be expanded to combine Internet commerce and traditional sales. The success of the Internet business can help us build brand name recognition and awareness in the automobile sales and trading industry and increase our automobile sales volume.

In the coming years, we intend to incorporate a section for used imported automobiles on www.at188.com to further enrich the website. Emphasis will also be placed on increasing the number of enterprise subscribers and expanding advertising revenue.

We aim to develop the revenue streams of www.1365car.tj.cn such that it will be comprised of 10% membership fees, 40% advertising fees and 50% from automobile value added services. We plan to set up similar websites in each of Chengdu City, Ningbo City, Hangzhou City, Wuxi City, Dalian City, and Chongqing City in 2008 and 2009, with future expansions into 12 additional cities thereafter. After those sites have achieved targeted penetration, we plan to extend our services to serve an additional 30 cities, as well as launch a national website that would provide overall national market information, rather than only city and provincial-level information. The national website will focus on promotions and advertisements for manufacturers, and the city-level websites will focus on area-wide pricing information and promotions.

In the coming years, we aim to shift the business focus of the Company from a traditional automobile trader to a web-based automobile-related logistics service provider. Although we expect sales of imported automobile sales to continue to represent a considerable percentage of our revenues, we expect the percentage of our net profit generated from imported automobile sales to decline. While we intend to maintain our position as one of the leading imported automobile traders in Tianjin, we do not anticipate that revenues generated by automobile sales will maintain the same growth rate as in the past, though we do expect the percentage of our net profits generated from Automobile Import Value Added Services and from our websites to increase.

Major Suppliers and Customers

We have stable relationships with both Chinese domestic and foreign international manufacturers. We derive a significant portion of our revenues on an aggregate basis from our top five customers, and we make a significant portion of our purchases from our top five suppliers. During the years ended December 31, 2005, 2006 and 2007, the Company’s three largest customers together accounted for 31%, 44%, and 27% respectively, of the Company’s sales for such years. During the same period, automobiles purchased from the Company’s two largest suppliers together accounted for approximately 26%, 32% and 18% in 2005, 2006 and 2007, respectively, of the Company’s total purchases for such years.

Three of our top five customers in 2007 by revenue (Tianjin Tariff-free Zone Sipi International Trading Co., Ltd., Tianjin Yingzhijie International Logistics Co., Ltd., and Tianjin Jingdian Auto Trading & Consulting Co., Ltd.) were three of our top five customers by revenue in 2005 and 2006. Three of our top six suppliers in 2007 (Tianjin Tariff-free Zone Sipi International Trading Co., Ltd., Tianjin Yingzhijie International Logistics Co., Ltd., and Tianjin Shimao International Trading Co., Ltd.) were also three of our top six suppliers in 2005 and 2006.

Many of our largest customers are also our largest suppliers. From 2005 through 2007, Tianjin Tariff-free Zone Sipi International Trading Co., Ltd. and Tianjin Yingzhijie International Logistics Co., Ltd. have each been both one of our five largest customers and one of our six largest suppliers. In 2005, four of our top five customers by revenue were also four of our top five suppliers. In each of 2006 and 2007, four of our top six customers by revenue were also four of our top six suppliers.

We maintain close working relationships with our top customers and suppliers. We do not believe that the loss of any one major customer or supplier in and of itself would have a material adverse effect on our financial condition or results of operation, although we also continue to diversify our revenues and purchases among our top customers and suppliers.

Intellectual Property

Our two websites, www.at188.com and www.1365car.tj.cn, both of which are key drivers of our growth strategies, have registered domain names expiring in November 2010 and April 2010, respectively. These registrations, together with registrations for other sub-websites of the Company, will be renewed in the ordinary course of our business. We are currently contemplating expansions into 4 to 16 additional cities through sub-websites that will expand our geographical coverage and improve our brand recognition nationwide. The Company has also registered the domain name www.1365car.com in anticipation of launching the national website after it has achieved target penetration with 12 city-level websites. The registration for www.1365car.com expires August 2009.

Competition and Pricing

Tianjin is the entry port for approximately 50% to 60% of the automobiles imported into China annually. Many of these vehicles are imported by general dealers such as Ford and Nissan, and the government also imports vehicles directly. Authorized dealers also have the right to import directly from foreign manufacturers and account for approximately 10,000 of the imports via Tianjin, with our Company responsible for approximately, by our estimates, 20% to 25% of that total. Among the 400 free-trading wholesalers and dealers in Tianjin, we estimate that our market share is approximately 25%. We believe our two closest competitors in this market command just 8% and 5% of the market, respectively. For the specialized services market related to Automobile Import Value Added Services and Financing Services, we believe we have 90% of the combined market share for such services in Tianjin, with four competitors sharing the remaining 10% of the market. Although there are a few other companies in the Tianjin market that provide Financing Services or some Automobile Import Value Added Services (such as storage or delivery services), we are the only one-stop service provider in Tianjin. With respect to our web-based businesses, we do not presently have any major competitors.

Competitive threats may come from any company that is able to provide the services offered by us at lower price and better quality. We charge appropriately for the high-end, high-quality services and products we offer, and we do not aspire to be the lowest cost provider of our services. Rather, we aim to distinguish ourselves from our competitors by providing the highest value to our customers.

Employees

We currently employ 91 full-time employees. None of our employees are unionized.

Geographical Area of the Company’s Business

All of our revenue is derived from operations within the PRC, and all of our assets are located in the PRC. For risks relating to our operations in the PRC, see discussions in the section entitled “Risk Factors” below.

Additional Information

USCo is obligated to file reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. USCo’s annual reports filed on Form 10-K, quarterly reports filed on Form 10-Q, and current reports filed on Form 8-K are currently on file with the SEC, although reports filed prior to this Report do not contain information with respect to HKCo, Shisheng, or any of its subsidiaries. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

RISK FACTORS

The financial condition, business, operations, and prospects of the Company involve a high degree of risk. You should carefully consider the risks and uncertainties described below, which constitute the material risks relating to the Company, and the other information in this Report. If any of the following risks are realized, the Company’s business, operating results and financial condition could be harmed and the value of the Company’s stock could suffer. This means that investors in our common stock could lose all or a part of their investment.

RISKS RELATING TO OUR COMPANY

Our business may adversely change due to the cyclical nature of the automotive industry. If the Chinese luxury automotive market does not grow as we expect or grows at a slower rate than we expect, our sales and profitability may be materially and adversely affected.

Our financial performance depends, in large part, on the varying conditions in the automotive markets, specifically the market for imported luxury automobiles in China. The volume of automobile production in Asia, North America, Europe and the rest of the world has fluctuated, sometimes significantly, from year to year, and such fluctuations often are in response to overall economic conditions and factors such as changes in interest rate levels, vehicle manufacturer incentive programs, fuel costs, consumer spending and confidence, and environmental issues. If the automotive market experiences a downturn, our results of operations and business will suffer.

We derive most of our sales revenue from sales of imported automobiles and related services in China. The continued development of our business depends, in large part, on continued growth in the luxury automotive market in China and the increase in disposable income among the Chinese population. Although China’s luxury automotive market has grown rapidly in the past, it may not continue to grow at the same rate in the future or at all. However, the developments in our market are, to a large extent, outside of our control and any reduced demand for imported automobiles or related services, or any other downturn or other adverse changes in China’s economy that impacts the disposable income of ultimate luxury car purchasers could severely harm our business.

A disproportionate amount of our income from operations is derived from the sale of imported automobiles and related services, and a disruption in, or compromise of, our sale operations or our ability to provide Automobile Import Value Added Services and Financing Services could adversely impact our financial condition and results of operations.

In 2007, we derived approximately 36% of our income from operations from the sale of imported automobiles, approximately 13% of our income from operations from Financing Services, approximately 23% of our income from operations from Automobile Import Value Added Services, and approximately 28% of our income from operations from our websites,. We view our Financing Services and our Automobile Import Value Added Services to be integrally related, as our business model emphasizes our ability to be a “one-stop” services provider for all such services. A disruption in, or compromise of, our sales operations or our ability to provide Automobile Import Value Added Services and/or Financing Services to our customers could have a material adverse effect on our financial condition and results of operations.

We derive a significant amount of our revenue from a limited number of customers and purchase a significant portion our supplies from a limited number of suppliers. Certain of our major customers are also major suppliers, and therefore the loss of such customers or suppliers could adversely impact our financial condition and results of operations.

We derived a significant portion of our revenues on an aggregate basis from our top five customers, and a significant portion of our purchases come from our top five suppliers. During the years ended December 31, 2005, 2006 and 2007, our three largest customers together accounted for 31%, 44%, and 27% respectively, of our sales for such years, and our two largest suppliers together accounted for approximately 26%, 32% and 18%, respectively, of our total purchases for such years. Three of our top five customers in 2007 by revenue were also in our list of five largest customers by revenue in 2006 and 2005. Three of our top six suppliers in 2007 were also in the list of our six largest suppliers in 2006 and 2005. In addition, many of our larger customers are also our larger suppliers. In 2005, four of our top five customers by revenue were in the list of our top five suppliers. In each of 2006 and 2007, four of our top six customers by revenue were also in our list of top six suppliers. We maintain close working relationships with our top customers and suppliers and continue to reduce the business concentration of our revenues and purchases among our top customers and suppliers. While we do not believe that the loss of any one major customer or supplier in and of itself would have a material adverse effect on our financial condition or results of operation, the loss of more than one such major customer or supplier, or our failure to replace such customer or supplier with other customers and suppliers, could have a material adverse effect on our financial condition and our results of operations.

The imported automobile sales and services market in Tianjin is competitive; Failure to maintain our current relationships with various Chinese banks or to renew existing credit lines or enter into new credit lines may hamper our growth and negatively affect our results.

Currently, five companies compete with us in the imported automobile sales market in Tianjin. We estimate that in 2007 we commanded approximately 20% of the market for imported automobiles in Tianjin and approximately 90% of the combined market for Financing Services and  Automobile Import Value Added Services in Tianjin. However, in the future we anticipate increasing pressure on our business from competitors, and failure to maintain our relationships with various Chinese banks in Tianjin may adversely affect our ability to provide Financing Services to our customers and to be a “one-stop” service provider for Automobile Import Value Added Services and Financing Services. In addition, if our competitors are able to establish similar relationships with these banks or other financial institutions in Tianjin or our future markets, we will no longer enjoy our current competitive advantage.

As of December 31, 2007, our total credit line was approximately $75,979,520 (RMB 555,000,000). In connection with our transition from a private company to a public company, a number of our credit lines have expired and have not been renewed, and as of June 30, 2008, the Company had a total credit line of $13,121,255 (RMB 90,000,000). We are currently negotiating a number of new credit lines with various banks, though there can be no guarantee that we will be successful in doing so. If we are unable to renew existing credit lines or enter into new credit lines on a consistent basis that allows us to meet the requirements of our business or the demand of our customers for Financing Services, our business, operating margins, financial condition, cash flows and profitability could be adversely affected.

We face competition from other companies, which could force us to lower our prices, thereby adversely affecting our operating margins, financial condition, cash flows and profitability.

The markets in which we operate are highly competitive, and this competition could harm our business, results of operations, cash flow and financial condition. We believe that one significant competitive factor for our products is selling price. Although we do not aspire to be the lowest cost provider but rather the highest value provider to our customers, we could be subject to adverse results caused by our competitors’ pricing decisions. If we do not compete successfully, our business, operating margins, financial condition, cash flows and profitability could be adversely affected.

To maintain our competitive advantage, we will need to further invest in research and development of our Internet operations.

In order to maintain the current competitive advantage we enjoy through our websites www.at188.com and www.1365car.tj.cn, we will need to invest further in research and development of our websites to meet the needs of our customers. The failure to consistently deliver accurate real-time industrial information could cause us to lose potential or existing subscribers. In addition, if we are unable to open sub-websites in other major cities in the near future, we may fail to implement our strategy of becoming the first nationwide automobile marketing network. As technical barriers to entry for Internet competitors are not substantial, successful entry into the market by competitors could result in a decrease in our revenue.

Concerns about security of e-commerce transactions and confidentiality of information on the Internet may reduce the use of our websites and impede our growth, and our Internet operations may be vulnerable to hacking, viruses and other disruptions.

A significant barrier to e-commerce and confidential communications over the Internet has been the need for security. Internet usage could decline if any well-publicized compromise of security occurred. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches. If unauthorized persons are able to penetrate our network security, they could misappropriate proprietary information or cause interruptions in our services. As a result, we may be required to expend capital and resources to protect against or to alleviate these problems. Security breaches could have a material adverse effect on our business, financial condition and results of operations.

We cannot assure you that our organic growth strategy will be successful.

One of our growth strategies is to grow organically through increasing the distribution and sales of our products, increasing our market share and entering new geographical markets in the PRC. However, many obstacles to increasing our market share and entering such new markets exist, including, but not limited to, costs associated with entering into such markets and attendant marketing efforts. We cannot therefore assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this organic growth strategy successfully may have a negative impact on our ability to grow and on our future financial condition, results of operations or cash flows.

If we are not able to implement our strategies in achieving our business objectives, our business operations and financial performance may be adversely affected.

Our business plan is based on circumstances currently prevailing and the bases and assumptions that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

We may not be able to manage our expanding operations effectively, which could harm our business.

We anticipate expanding our business as we address growth in our customer base and market opportunities. In addition, the geographic dispersion of our operations as a result of overall internal growth requires significant management resources that our locally-based competitors do not need to devote to their operations. In order to manage the expected growth of our operations and personnel, we will be required to improve and implement operational and financial systems, procedures and controls, and expand, train and manage our growing employee base. Further, our management will be required to maintain and expand our strategic relationships necessary to our business. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations. If we are not successful in establishing, maintaining and managing our personnel, systems, procedures and controls, our business will be materially and adversely affected.

Our business and growth could suffer if we are unable to retain our key executives.

We depend upon the continued contributions of our senior management and other key executives, many of whom are difficult to replace. In particular, our future success is heavily dependent upon the continued service of Mr. Tong Shiping, Mr. Yang Bin, Ms. Wang Xinwei, Mr. Li Yangqian and Ms. Cheng Weihong. If one or more of our key executives are unable or unwilling to continue in their present positions, we may not be able to easily replace them, and our business, financial condition and results of operations may be materially and adversely affected. In addition, if any of these key executives joins a competitor or forms a competing company, we may lose customers and suppliers and incur additional expenses to recruit and train personnel. Each of our executive officers has entered into standard employment agreements with us (in accordance with the format issued by the Tianjin Labor and Social Security Administration) but are not subject to specific non-competition or non-solicitation agreements, as such agreements are not standard in China. We also do not maintain key-man life insurance for any of our key executives.

We face a competitive labor market in China for skilled personnel and therefore are highly dependent on the skills and services of our existing key skilled personnel and our ability to hire additional skilled employees.

Competition for highly skilled software design, technical, managerial, finance, marketing, sales and customer service personnel is intense in China. Failure to attract, assimilate or retain qualified personnel to fulfill our current or future needs could impair our growth. Limitations on our ability to hire and train a sufficient number of personnel at all levels would limit our ability to undertake projects in the future and could cause us to lose market share. We may need to increase the levels of our employee compensation more rapidly than in the past in order to remain competitive. These additional costs could reduce our profitability and cause losses.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

As we implement our growth strategies, we may experience increased capital needs and we may not have enough capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including: (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to:

•	reduce our investments in research and development;

•	limit our marketing efforts; and

•	decrease or eliminate capital expenditures.

Such reductions could materially and adversely affect our business and our ability to compete. Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of investors in our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

We have limited insurance coverage and do not carry any business interruption or third party liability insurance or insurance that covers the risk of loss of automobiles in shipment.

Operation of our facilities involves many risks, including natural disasters, power outages, labor disturbances and other business interruptions. We do not carry any business interruption insurance or third party liability insurance for accidents on our property or damage relating to our operations. In addition, our existing insurance coverage may not be sufficient to cover all risks associated with our business. As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, under the shipping terms of some of our customer contracts, we bear the risk of loss in shipment of our products. We do not insure this risk. While we believe that the shipping companies that we use carry adequate insurance or are sufficiently solvent to cover any loss in shipment, there can be no assurance that we will be adequately reimbursed upon the loss of a significant shipment of our products.

Our efforts in protecting our intellectual property rights from infringement may not be sufficient, and our failure to adequately protect our intellectual property rights may undermine our competitive position.

We regard our domain name registrations and other intellectual property as critical to our success. Our domain names for our websites are currently registered domain names. However, no assurance can be given that such registrations and licenses will not be challenged, invalidated, infringed or circumvented or that such intellectual property rights will provide a competitive advantage to us.

Presently we sell our products only in China. China will remain our primary market for the foreseeable future. To date, no trademark filings have been made. Therefore, the measures we take to protect our proprietary rights may be inadequate and we cannot give you any assurance that our competitors will not independently develop formulations and processes (including websites similar to www.at188.com and www.1365car.tj.cn) that are substantially equivalent or superior to our own or copy our products.

Intellectual property related laws in China may not be effective in protecting our intellectual property rights, and litigation to protect our intellectual property rights may be costly.

We strive to strengthen and differentiate our product portfolio by developing new and innovative products and product improvements. As a result, we believe that the protection of our intellectual property will become increasingly important to our business. Implementation and enforcement of intellectual property-related laws in China has historically been lacking due primarily to ambiguities in PRC intellectual property law. Accordingly, protection of intellectual property and proprietary rights in China may not be as effective as in the United States or other countries. As a result, third parties may use the technologies and proprietary processes that we have developed and compete with us, which could negatively affect any competitive advantage we enjoy, dilute our brand and harm our operating results.

In addition, policing the unauthorized use of our proprietary technology can be difficult and expensive. Litigation may be necessary to enforce our intellectual property rights, and given the relative unpredictability of China’s legal system and potential difficulties enforcing a court judgment in China, there is no guarantee litigation would result in an outcome favorable to us. Furthermore, any such litigation may be costly and may divert management attention away from our core business. An adverse determination in any lawsuit involving our intellectual property is likely to jeopardize our business prospects and reputation. We have no insurance coverage against litigation costs so we would be forced to bear all litigation costs if we cannot recover them from other parties. All of the foregoing factors could harm our business and financial condition.

We may be exposed to infringement claims by third parties, which, if successful, could cause us to pay significant damage awards.

Third parties may initiate litigation against us alleging infringement of their proprietary rights. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business could be harmed. In addition, even if we are able to license the infringed or similar technology, license fees could be substantial and may adversely affect our results of operations.

High cost of Internet access may limit the growth of the Internet in China and impede our growth.

Access to the Internet in China remains relatively expensive, and may make it less likely for users to access and transact business over the Internet. Unfavorable rate developments could further decrease our visitor traffic and our ability to derive revenues from transactions over the Internet. This could have a material adverse effect on our business, financial condition and results of operations.

The acceptance of the Internet as a commercial platform in China depends on the resolution of problems relating to fulfillment and electronic payment. Our future growth of revenues depends in part on the anticipated expansion of e-commerce activities in China. As China currently does not have a reliable nationwide product distribution network, the fulfillment of goods purchased over the Internet will continue to be a factor constraining the growth of e-commerce.

An additional barrier to the development of e-commerce in China is the lack of reliable payment systems. In particular, the use of credit cards and other viable means of electronic payment in sales transactions are not as well developed in China as in some other countries, such as the United States. Various government entities and businesses are working to resolve these fulfillment and payment problems, but these problems are expected to continue to hinder the acceptance and growth of the Internet as a commercial platform in China, which could in turn adversely affect our business, financial condition and results of operations.

Our growth within the Internet market in China depends on the establishment of an adequate telecommunications infrastructure.

The telecommunications infrastructure in China is not well developed. In addition, access to the Internet is accomplished primarily by means of the Internet backbones of separate national interconnecting networks that connect through several international gateways to the Internet outside of China. The Internet backbones and international gateways are all owned and operated by the Chinese government and are the only channels through which the domestic Chinese Internet network can connect to the international Internet network. Although private sector Internet service providers exist in China, almost all access to the Internet is accomplished through ChinaNet, China’s primary commercial network, which is owned and operated by the Chinese government. As a result, we will continue to depend on the Chinese government and state-owned enterprises to establish and maintain a reliable Internet and telecommunications infrastructure to reach a broader base of Internet users in China. In addition, we will have no means of getting access to alternative networks and services, on a timely basis or at all, in the event of any disruption or failure of the network. We cannot assure you that the Internet infrastructure in China will support the demands associated with continued growth. If the necessary infrastructure standards or protocols or complementary products, services or facilities are not developed by the Chinese government and state-owned enterprises, our business, financial condition and results of operations could be materially and adversely affected.

Unexpected network interruptions caused by system failures may result in reduced visitor traffic, reduced revenue and harm to our reputation.

As the number of Chinese websites and the amount of Chinese Internet traffic increases, we cannot assure you that we will be able to increase the scale of our systems proportionately. We are also dependent upon web browsers, Internet service providers, content providers and other website operators in China, which have experienced significant system failures and system outages in the past. Any system failure or inadequacy that causes interruptions in the availability of our services, or increases the response time of our services, as a result of increased traffic or otherwise, could reduce our user satisfaction, future traffic and our attractiveness to users and advertisers.

In addition, we have limited backup systems and redundancy and we have experienced system failures and electrical outages from time to time in the past which have disrupted our operations. We do not have a disaster recovery plan in the event of damage from fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins and similar events. If any of the foregoing occur, we may experience a complete system shut-down. We do not carry any business interruption insurance. To improve the performance and to prevent disruption of our services, we may have to make substantial investments to deploy additional servers or one or more copies of our websites to mirror our online resources. To the extent we do not address the capacity restraints and redundancy described above, such constraints could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATING TO THE PEOPLE’S REPUBLIC OF CHINA

Political and economic policies of the PRC government could affect our business; PRC economic reform policies or nationalization could result in a total investment loss in our common stock.

All of our business, assets and operations are located in China, and all of our revenues are derived from our operations in China. Accordingly, our business, financial condition and results of operations are affected to a significant degree by economic, political and legal developments in China. Changes in political, economic and social conditions in China, adjustments in PRC government policies or changes in laws and regulations could adversely affect our business, financial condition and results of operations. The economy of China differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development in a number of respects, including:

•	structure;

•	level of government involvement;

•	level of development;

•	level of capital reinvestment;

•	growth rate;

•	control of foreign exchange; and

•	methods of allocating resources.

Since 1949, China has primarily been a planned economy subject to a system of macroeconomic management. Although the Chinese government still owns the majority of productive assets in China, economic reform policies since the late 1970s have emphasized decentralization, autonomous enterprises and the utilization of market mechanisms. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect our operations.

If the PRC imposes restrictions to reduce inflation, future economic growth in the PRC could be severely affected.

Over the last few years, China’s economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In order to control inflation, the Chinese government may take similar measures as it has done in the past, including restrictions on the availability of domestic credit, reductions of the purchasing capability of certain of our customers, and limited re-centralization of the approval process for purchases of some foreign products. If similar restrictions are imposed, it may lead to a slowing of economic growth and reduce credit to finance the purchase of vehicles.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

Currency conversion and exchange rate volatility could adversely affect our financial condition.

The PRC government imposes control over the conversion of Renminbi (“RMB”) into foreign currencies. Under the current unified floating exchange rate system, the People’s Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day’s dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Enterprises in the PRC which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange (“SAFE”), effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Since 1994, the exchange rate for RMB against the United States dollar has remained relatively stable, most of the time in the region of approximately RMB 8.28 to US$1.00. However, in 2005, the Chinese government announced that they would begin pegging the exchange rate of the RMB against a number of currencies, rather than just the United States dollar. Under the new policy, RMB has fluctuated within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, RMB appreciated approximately 2.49%, 3.24%, and 6.46% against the United States dollar in 2005, 2006, and 2007, respectively. As our operations are primarily in China, any significant revaluation of the RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert United States dollars into RMB for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert RMB into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the RMB we convert would be reduced.

Laws and regulations applicable to the Internet in China remain unsettled and could have a material adverse effect on Internet’s growth and thereby have a material adverse effect on our business.

Growth of the Internet in China could be materially and adversely affected by governmental regulation of the industry. Due to the increasing popularity and use of the Internet and other online services, it is possible that regulations may be adopted with respect to the Internet or other services covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online. The adoption of additional laws or regulations may slow the growth of the Internet or other services, which could in turn lead to reduced Internet traffic and increase our cost of doing business. While we are not aware of any existing or proposed regulations that have a significant direct adverse effect on our business, a restrictive regulatory policy regarding the Chinese Internet industry would have a material and adverse effect on us by retarding the industry’s growth in China.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us.

We conduct our operations in China and all of our assets are located in China. In addition, most of our directors and executive officers reside within China, and substantially all of the assets of these persons are located within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon those directors or executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our Chinese counsel has advised us that China does not have treaties with the U.S. and many other countries that provide for the reciprocal recognition and enforcement of judgment of courts. As a result, recognition and enforcement in China of judgments of a court of the U.S. or any other jurisdiction in relation to any matter may be difficult or impossible.

Future outbreaks of Severe Acute Respiratory Syndrome (“SARS”), Avian flu or other widespread public health problems could adversely affect our business.

Future outbreaks of SARS, Avian flu or other widespread public health problems in China where all of our employees work, could negatively impact our business in ways that are hard to predict. Prior experience with the SARS virus suggests that a future outbreak of SARS, Avian flu or other widespread public health problems may lead public health authorities to enforce quarantines, which could result in closures of some of our offices and other disruptions of our operations. A future outbreak of SARS, Avian flu or other widespread public health problems could result in reduction of our advertising and fee-based revenues.

Restrictions on paying dividends or making other payments to us bind our subsidiaries in China.

We are a holding company and do not have any assets or conduct any business operations in China other than our investments in our subsidiaries in China. As a result, we depend on dividend payments from our subsidiaries in China for our revenues. The dividend tax rate is 20%. In addition, under Chinese law, our subsidiaries are only allowed to pay dividends to us out of their distributable earnings, if any, as determined in accordance with Chinese accounting standards and regulations. Moreover, our Chinese subsidiaries are required to set aside at least 10% of their respective after-tax profit, if any, and up to 50% of their registered capital to fund certain mandated reserve funds that are not payable or distributable as cash dividends.

The Chinese government also imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. If we or any of our subsidiaries are unable to receive all of the revenues from our operations through these arrangements, we may be unable to effectively finance our operations or pay dividends on our common stock.

Our significant amount of deposits in certain banks in China may be at risk if these banks go bankrupt during our deposit period, and the risk of bankruptcy of the banks with which we have lines of credit may adversely affect our ability to provide financial services to our customers.

As of December 31, 2007, we have approximately $12 million in cash and other bank deposits, such as time deposits and bank notes, with thirteen different banks in China, which constitute substantially all of our total cash and cash equivalents as of December 31, 2007. The terms of these deposits are, in general, up to twelve months. Historically, deposits in Chinese banks are secure due to the state policy on protecting depositors’ interests. However, China promulgated a new Bankruptcy Law in August 2006, which came into effect on June 1, 2007, which contains a separate article expressly stating that the State Council may promulgate implementation measures for the bankruptcy of Chinese banks based on the Bankruptcy Law. Under the new Bankruptcy Law, a Chinese bank may go bankrupt. In addition, since China’s accession to the World Trade Organization, foreign banks have been gradually permitted to operate in China and have been severe competitors against Chinese banks in many aspects, especially since the opening of Chinese business to foreign banks in late 2006. Therefore, the risk of bankruptcy of those banks in which we have deposits has increased. In the event of bankruptcy of one of the banks which holds our deposits, we are unlikely to claim our deposits back in full since we are unlikely to be classified as a secured creditor based on PRC laws. In the event that one or more of our banks files for bankruptcy protection, our ability to offer Financing Services to our customers may be materially and adversely impacted, thereby having a material adverse effect on our operations and profitability.

RISKS RELATING TO OUR COMMON STOCK

The market price for shares of our common stock could be volatile; the sale of material amounts of our common stock could reduce the price of our common stock and encourage short sales.

The market price for the shares of our common stock may fluctuate in response to a number of factors, many of which are beyond our control. Such factors may include, without limitation, the general economic and monetary environment, quarter-to-quarter variations in our anticipated and actual operating results, future financing activities and the open-market trading of our shares in particular.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our Company that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to Rule 144 may have an adverse effect on the market price of our common stock.

The trading market in our common stock is limited and illiquid and may cause volatility in the market price.

Our common stock is currently traded on a limited basis on the Over-The-Counter Bulletin Board under the symbol “FIDM.OB”. The Over-The-Counter Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD’s automated quotation system, or the NASDAQ Stock Market. Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain.

The quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Thus, the market price for our common stock is subject to volatility and holders of our common stock may be unable to resell their shares at or near their original purchase price or at any price. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Our common stock is considered a “penny stock” and as a result, related broker-dealer requirements affect its trading and liquidity.

Our common stock is considered to be a “penny stock” since it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the common stock trades at a price less than $5.00 per share; (ii) the common stock is not traded on a “recognized” national exchange; (iii) the common stock is not quoted on the NASDAQ Stock Market, or (iv) the common stock is issued by a company with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend our common stock to investors, thus hampering its liquidity.

Section 15(g) and Rule 15g-2 require broker-dealers dealing in penny stocks to provide potential investors with documentation disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the documents before effecting any transaction in a penny stock for the investor’s account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any of our shares.

Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.

Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

One stockholder exercises significant control over matters requiring stockholder approval.

Bright Praise Enterprises Limited has voting power equal to approximately 64.64% of our voting securities. As a result, Bright Praise Enterprises Limited, through such stock ownership, exercises significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership in Bright Praise Enterprises Limited may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by stockholders other than Bright Praise Enterprises Limited.

We may incur significant costs to ensure compliance with U.S. corporate governance and accounting requirements.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of our assessment by our independent registered public accountants. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, require significant documentation, testing and possible remediation to meet the detailed standards, and will impose significant additional expenses on us. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

We may be required to raise additional financing by issuing new securities with terms or rights superior to those of our shares of common stock, which could adversely affect the market price of our shares of common stock.

We may require additional financing to fund future operations, including expansion in current and new markets, programming development and acquisition, capital costs and the costs of any necessary implementation of technological innovations or alternative technologies. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of shares of our common stock, which could adversely affect the market price and the voting power of shares of our common stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us.

We may have difficulty raising necessary capital to fund operations as a result of market price volatility for our shares of common stock.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new technologies and to expand into new markets. The exploitation of our technologies may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means.

We do not foresee paying cash dividends in the foreseeable future.

We have not paid cash dividends on our stock, and we do not plan to pay cash dividends on our stock in the foreseeable future.

We are responsible for the indemnification of our officers and directors which could result in substantial expenditures, which we may be unable to recoup.

Our Articles of Incorporation and Bylaws provide for the indemnification of our directors and officers, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. This indemnification policy could result in substantial expenditures, which we may be unable to recoup.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth our selected consolidated financial and operating data as of the dates and for the periods indicated. The selected consolidated balance sheet data of the Company at December 31, 2006 and 2007 and the selected consolidated statement of operations data for the Company for the fiscal years ended December 31, 2005, 2006 and 2007 have been derived from our audited consolidated financial statements and related notes contained elsewhere in this Report. References in this section to “we,” “us,” “our,” or the “Company” are to the consolidated business of Shisheng, Hengjia, Ganghui and Zhengji (or, with respect to periods prior to the Zhengji Consolidation, to the consolidated business of Shisheng, Hengjia, and Ganghui).

The selected consolidated statement of operations data for the Company for the six month periods ended June 30, 2007 and 2008, and the selected consolidated balance sheet data of the Company as of June 30, 2008, have been derived from our unaudited financial statements contained elsewhere in this Report. The selected unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements at December 31, 2006 and December 31, 2007, and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of our financial position and operating results for the unaudited periods.

The selected consolidated financial and operating data as of and for any period are not necessarily indicative of the results that may be obtained for any future date or for any future period.

You should read the following selected financial and other data in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” Section and our consolidated financial statements and related notes contained elsewhere in this Report.

	Years ended December 31,
	2007 (1)	2006	2005	2004 (unaudited)	2003 (unaudited)

Operations:

Net Revenues	$152,430,674	$96,800,800	$83,988,924	$54,377,058	$47,999,710

Income from Operations	$3,734,701	$1,444,121	$1,333,989	$2,704,881	$1,307,514

Income from Operations per share (2)	$0.32	$0.12	$0.11	$0.23	$0.11

Cash dividends declared per share (2) (3)	$0.23	$0	$0	$0	$0

Selected Balance Sheet Data:

Total assets	$70,887,157	$40,491,220	$22,293,917	$19,293,065	$15,386,786

Long-term liabilities	$0	$0	$0	$0	$0

Total liabilities	$53,778,097	$33,398,566	$16,701,475	$16,918,099	$13,541,464

	Six-months ended June 30,
	2008	2007

Operations:

Net Revenues	$81,097,084	$61,805,100

Gross Profit	$4,100,814	$2,372,699

Income from Operations	$3,167,905	$1,731,630

Net Income (excluding extraordinary items and cumulative effect on a change in accounting)	$2,154,002	$1,239,638

Income from Operations per share (2)	$0.27	$0.15

Net Income (excluding extraordinary items and cumulative effect on a change in accounting) per share (2)	$0.18	$0.11

Selected Balance Sheet Data:

Total assets	$59,814,532	$75,584,111

Long-term liabilities	$0	$0

Total liabilities	$39,140,373	$57,914,316

(1) On January 1, 2007, Shisheng injected additional capital into Zhengji to increase its ownership interest to 86.4% from 32%, and as a result, the Company began to consolidate the accounts of Zhengji into its financial statements because Shisheng had acquired a controlling interest in Zhengji. The information presented for the fiscal year ended December 31, 2007 and the six-month period ended June 30, 2008 are consolidated figures that include the results of operations from Zhengji.

(2) The per share calculations are based on the total number of shares of our common stock issued to Bright Praise Enterprises Limited (11,700,000 shares). Upon the consummation of the Exchange, USCo will have a total of 18,100,000 shares issued and outstanding. After giving retroactive effect to the consumation of the Exchange, the earnings per share based on income from operations for the year ended December 31, 2007 would be $0.21 per share, and the earnings per share based on income from operations and net income (excluding extraordinary items and cumulative effect of a change in accounting) for the six months ended June 30, 2008 would be $0.18 per share and $0.12 per share, respectively.

(3) Dividends paid represent cash dividends paid by Shisheng to its stockholders prior to the Exchange. The Company does not anticipate paying any cash dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Forward Looking Statements

The following is management’s discussion and analysis of certain significant factors which have affected our financial position and operating results during the periods included in the accompanying consolidated financial statements, as well as information relating to the plans of our current management and should be read in conjunction with the accompanying financial statements and their related notes included in this Report. References in this section to “we,” “us,” “our,” or the “Company” are to the consolidated business of Shisheng, Hengjia, Ganghui and Zhengji (or, with respect to periods prior to the Zhengji Consolidation, to the consolidated business of Shisheng, Hengjia, and Ganghui).

This Report contains forward-looking statements. Generally, the words “believes,” “anticipates,” “may,” “will,” “should,” “expect,” “intend,” “estimate,” “continue,” and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including the matters set forth in this Report or other reports or documents we file with the SEC from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be placed on these forward-looking statements which speak only as of the date hereof. We undertake no obligation to update these forward-looking statements.

Business Overview

Prior Operations of USCo

USCo was incorporated in the State of Nevada on February 22, 2005. USCo was engaged in the advertising and consulting business. In February 2005, USCo formed its wholly owned subsidiary, Community Alliance, Inc. (“Community Alliance”), an entity which markets sub-licenses for take home school folders. USCo has only commenced limited operations and has not yet generated significant revenues, and is therefore considered a development stage company.

Prior to the Exchange, Phillip E. Ray and Ruth Daily were the principal stockholders of USCo, representing approximately 23.89% and 16.58% of the issued and outstanding common stock, respectively.

The Exchange and the Spin-Off

On November 10, 2008, USCo entered into the Exchange Agreement with the Company and Bright Praise Enterprises Limited, the sole shareholder of the Company, whereby USCo acquired all of the issued and outstanding securities of the Company from Bright Praise Enterprises Limited in exchange for the issuance by USCo to Bright Praise Enterprises Limited of 11,700,000 newly-issued shares of our common stock. As of the Closing, Bright Praise Enterprises Limited beneficially owns approximately 64.64% of the voting capital stock of USCo. As a result of the share exchange, the Company became a wholly owned subsidiary of USCo.

In connection with the consummation of the share exchange, USCo agreed to consummate the spin-off of Community Alliance through a dividend of all of the issued and outstanding capital stock of Community Alliance to holders of USCo’s common stock as of September 9, 2008. The spin-off was approved by the Board of Directors of USCo on September 9, 2008 and will be consummated upon the satisfactory resolution of all of the SEC’s comments to the Form 10 registration statement relating to Community Alliance’s common stock and such registration statement’s effectiveness. Upon the consummation of the spin-off, the business and operations of the Company will be the sole business and operations of USCo.

Current Business of the Company

The Company’s primary business is to provide a high quality comprehensive imported automobile sales and trading service and web-based automobile trading sales and information platform to our customers. We are currently one of China’s leading sellers of luxury imported automobiles and currently the only one-stop service provider in Tianjin for Financing Services and Automobile Import Value Added Services. We also operate two websites, www.at188.com and www.1365car.tj.cn, which provide subscribers with up-to-date sales and trading information for imported and domestically manufactured automobiles. Our mission is to be a one-stop shop for our customers in providing valuable pre- and post-sale services and information for imported and domestically manufactured automobiles.

Critical Accounting Policies, Estimates and Assumptions

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), which requires us to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenues and expenditures, to disclose contingent assets and liabilities on the date of the financial statements, and to disclose the reported amounts of revenues and expenses incurred during the financial reporting period. The most significant estimates and assumptions include revenues recognition, valuation of inventories and provisions for income taxes. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this Report reflect the more significant judgments and estimates used in preparation of our financial statements. We believe there have been no material changes to our critical accounting policies and estimates.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

Revenue Recognition

The Company’s main source of income was generated through (1) sales of automobiles, (2) service fees for Financing Services, (3) web-based marketing service fees, including fees from (i) displaying graphical advertisements on the Company websites and (ii) web-based listing services that allow customers to place automobile related information on the Company’s websites, and (4) Automobile Import Value Added Services. The Financing Services are provided to customers on automobiles not sold by the Company. The Company recognizes revenue when there is persuasive evidence of an arrangement, delivery has occurred upon shipment or services have been rendered, the seller’s price to the buyer is fixed or determinable, and collectibility is reasonably assured.

The Company recognizes the sales of automobiles upon delivery and acceptance by the customers and where collectibility is reasonably assured.

Service revenue related to Financing Services is recognized ratably over the financing period.

Service fees for graphical advertisements on the Company’s websites are charged on a fixed fee basis. The Company recognizes the advertising revenue when the service is performed over the service term.

The Company charges a monthly fee for listing services and recognizes the revenue when services are performed.

The Company recognizes revenue from Automobile Import Value Added Services when such services are performed.

Inventory

Inventories are stated at the lower of cost (using the first-in, first-out method) or market. We continually evaluate the composition of our inventories assessing slow-moving and ongoing products. Our products comprised of the purchased cost of automobiles which declines in value over time. We evaluate on a continuous basis to determine the reserve amount for slow-moving and obsolete inventory.

Currency Reporting

Amounts reported are stated in U.S. Dollars, unless stated otherwise. Our functional currency is the RMB. Foreign currency transactions (outside the PRC) are translated into RMB according to the prevailing exchange rate at the transaction dates. Assets and liabilities denominated in foreign currencies at the balance sheet dates are translated into RMB at period-end exchange rates. For the purpose of preparing the consolidated financial statements, the consolidated balance sheets of our Company have been translated into U.S. dollars at the current rates as of the end of the respective periods and the consolidated statements of income have been translated into U.S. dollars at the weighted average rates during the periods the transactions were recognized. The resulting translation gain adjustments are recorded as other comprehensive income in the statements of income and comprehensive income and as a separate component of statements of shareholders’ equity.

Income taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carry forwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006, with early adoption permitted. The Company adopted FIN 48 on January 1, 2007. The adoption of FIN 48 did not result in a cumulative adjustment on January 1, 2007 and had no significant impact on the Company’s accounting for income taxes for the year ended December 31, 2007. The Company did not incur any interest or penalties related to potential underpaid income tax expenses.

Results of Operations for the Fiscal Year Ended December 31, 2007 Compared To the Fiscal Year Ended December 31, 2006 and the Fiscal Year Ended December 31, 2006 Compared To the Fiscal Year Ended December 31, 2005

On January 1, 2007, Shisheng injected additional capital into Zhengji to increase its ownership interest to 86.4% from 32%, and as a result, the Company began to consolidate into its financial statements the accounts of Zhengji because Shisheng had acquired a controlling interest in Zhengji (the “Zhengji Consolidation”).

Revenues

	For The Years Ended December 31,
Shisheng (Consolidated)	2007		2006		Change in %
Net Revenue	$152,430,674	100%	$96,800,800	100%	57.47%
-Automobile Sales	$149,156,996	97.85%	$95,408,599	98.56%	56.33%
-Financing Services	$736,590	0.48%	$257,983	0.27%	185.52%
-Web Advertising	$1,459,948	0.96%	$757,872	0.78%	92.64%
-Automobile Import Value Added Services	$1,077,140	0.71%	$376,346	0.39%	186.21%

	For The Years Ended December 31,
Shisheng (Consolidated)	2006		2005		Change in %
Net Revenue	$96,800,800	100%	$83,988,924	100.00%	15.25%
-Automobile Sales	$95,408,559	98.56%	$82,946,343	98.76%	15.02%
-Financing Services	$257,983	0.27%	$31,360	0.04%	722.65%
-Web Advertising	$757,872	0.78%	$366,033	0.44%	107.05%
-Automobile Import Value Added Services	$376,346	0.39%	$645,188	0.77%	-41.67%

General

Our revenues are derived from automobile sales, Financing Services, web advertising and Automobile Import Value Added Services. For the years ended December 31, 2007 and 2006, net revenue was $152,430,674 and $96,800,800 respectively, representing a 57.47% growth rate from 2006 to 2007 or a 21.98% compound annual growth rate for the 3-year period beginning in 2005. The increase was primarily due to the Zhengji Consolidation. In 2007, Zhengji recorded $26,067,834 in net revenue. Excluding Zhengji’s operational results, our net revenue increased 30.54% to $126,362,840 in the year 2007 from $96,800,800 in 2006.

The Company increased total revenue from $83,988,924 in 2005 to $96,800,800 in 2006, representing an increase of 15.25%.

Sale of Imported Automobiles

Net revenues were generated primarily from imported automobile sales, which increased 56.33% from $95,408,559 in 2006 to $149,156,996 in 2007. The Company sold 2,065 automobiles in 2006 and 2,464 automobiles in 2007, representing an increase of 19.32% in the volume, which is primarily attributable to the consolidation of Zhengji’s imported automobile sales. The average unit selling price increased 31% from $46,203 in 2006 to $60,535 in 2007due to the Company’s focus on marketing luxury automobiles beginning in 2007.

In 2005, the Company sold 2,418 automobiles, which generated $82,946,343 of revenue. In 2006, our sales volume decreased 14.60% to 2,065; however, the revenue generated from our sales increased 15.02% as compared to 2005. The unit selling price increased 34.95% from $34,304 in 2005 to $46,203 in 2006.

The Company aims to increase its revenue by selling high-end luxury automobiles with higher unit prices rather than increasing sales volume. In the future, the Company will continue to adjust its procurements to take advantage of this market trend in customer demand and will continue to increase its focus on high unit price luxury automobile sales.

The Company has more than 3,000 clients nationwide, and most of these clients are stable, long-term clients. In 2006, our top three customers generated 44% of our total sales, and in 2007, our top three customers generated 27% of our total sales. Although the top three customers represent a significant portion of our total revenue, we do not believe that the loss of any one customer will result in a material adverse effect on our financial condition or results of operations. We have historically maintained close working relationships with our top customers and continue to do so while reducing the business concentration of our revenues among our top customers.

Automobile Import Value Added Services

In 2007, revenue from Automobile Import Value Added Services increased 186.21% to $1,077,140 in 2007 from $376,346 in 2006. In 2006, revenue from Automobile Import Value Added Services decreased 41.67% to $376,346 in 2006 from $645,188 in 2005, as a result of the Company focusing its growth on the Financing Services market, which it believes to be less competitive. Such services are comprised of custom clearance services, storage services and nationwide delivery services.

The Automobile Import Value Added Services segment of the Company’s business is not directly tied to our sales of imported automobiles. Rather, its growth is largely attributable to the rapid growth of the Chinese automobile industry as a whole. Therefore, our revenues from Automobile Import Value Added Services are closely tied to the Chinese automobile market and in particular the market for imported automobiles. Although we are currently one of the leading provider of Automobile Import Value Added Services and Financing Services in Tianjin, and although we aim to continue to increase our revenue generated from these two business segments, we cannot guarantee that our future growth rate will match or exceed our current growth rate.

Financing Services

For fiscal years 2005, 2006 and 2007, we derived revenues from Financing Services of $31,360, $257,983, and $736,590, respectively, representing an increase of 722.65% from 2005 to 2006 and an increase of 185.52% from 2006 to 2007. The increase was primarily due to the expanding demand in the Chinese automobile industry, the increase in the Company’s own sales, as well as the strength and continued relationship the Company has with its lenders.

We provide Financing Services to our customers with our lines of credit with major Chinese commercial banks including the Agriculture Bank of China, Pudong Development Bank and China Merchants Bank. We continue to strengthen our relationship with these banks and aim to negotiate with more banks for higher lines of credit at more favorable terms. As of December 31, 2007, our total credit line was approximately $75,979,520 (RMB 555,000,000). In connection with our transition from a private company to a public company, a number of our credit lines have expired and have not been renewed, and as of June 30, 2008, the Company had a total credit line of $13,121,255 (RMB 90,000,000). We are currently negotiating a number of new credit lines with various banks and the Company is optimistic that it will be able to obtain financing on an as-needed basis that will be sufficient for us to provide Financing Services to our customers. Although all of our lines of credit have maturities of less than one year and may not be renewed on the same terms, if at all, we do not expect that the expiration of our lines of credit with any one of our existing banks will have a material adverse effect on our ability to provide Financing Services. However, if the Chinese automobile market, and in particular the market for imported automobiles, slows down in the future, our revenues from Financing Services would be materially and adversely affected by a decreased number of transactions.

We view the business of Financing Services and Automobile Import Value Services as closely related, and both are heavily dependent upon market conditions and customer demand. In particular, a tightening of the credit markets in China, to the extent it impacts our ability to obtain lines of credit from our banks or other additional financing, will also limit our ability to provide Financing Services to our customers.

Automobile Information Websites

We are trying to shift our Company’s business focus from a traditional automobile trader to a web-based automobile-related logistics service provider. In connection with this shift in business focus, we have focused on the development and expansion of our websites as the platform for our web-based operations. Revenues from advertisements on our websites have experienced continuous growth in the last three years. In 2005, 2006 and 2007, revenue from web advertising was $366,033, $757,872 and $1,459,948, respectively, representing a 107.05% growth from 2005 to 2006, and 92.64% growth from 2006 to 2007. These increases were primarily due to the continued growth in traffic to the Company’s established website www.at188.com, due to the Chinese population’s increasing use of the Internet as consumers, a repeat customer base, as well as the addition of www.1365car.tj.cn, which began generating revenues in June 2007.

Cost of Revenues

Our cost of revenues in 2007 consisted primarily of the prices of automobiles imported from foreign automobile manufacturers. Our cost of revenues increased 55.72% from $94,575,790, in 2006 to $147,270,951 in 2007, though the Zhengji Consolidation accounted for $24,662,189 of such increase. Excluding Zhengji’s operational results, our cost of revenue increased 29.64% to $122,608,762 in 2007 from $94,575,790 in 2006. The increase was due primarily to the increase in the purchase price of imported automobiles, which is consistent with our net revenue growth rate. The amount of direct cost of revenues related to the Automobile Import Value Added Services, Financing Services and automobile information websites businesses was de minimis.

	For The Years Ended December 31,
Shisheng (Consolidated)	2007		2006		Change in %
Net Revenue	$152,430,674	100%	$96,800,800	100%	57.46%
Cost of revenue	$147,270,951	96.62%	$94,575,790	97.70%	55.72%

	For The Years Ended December 31,
Shisheng (Consolidated)	2006		2005		Change in %
Net Revenue	$96,800,800	100%	$83,988,924	100%	15.25%
Cost of revenue	$94,575,790	97.70%	$81,902,627	97.52%	15.47%

The Company improved its cost margin from 2006 to 2007, which resulted in revenue growth of 57.46%, which is slightly higher than the 55.72% growth in the cost of revenue from 2006 to 2007. In 2005, our cost of revenue was $81,902,627, representing 97.52% of net revenue. The cost of revenue growth rate from 2005 to 2006 is 15.47%, which is slightly higher than the revenue growth rate of 15.25%.

As our cost of revenue consists primarily of the purchase price of imported automobiles, we have limited influence on such costs. The prices of imported automobiles are determined solely by suppliers and are dependent upon market conditions. We will continue to work on obtaining more favorable terms and discounts by strengthening our relationship with suppliers and placing more batch orders.

Operating Expenses

	For The Years Ended December 31,
Shisheng (Consolidated)	2007		2006		Change in %
Operating expenses
-G&A	$475,803	33.39%	$248,316	31.80%	91.61%
-Sales & Marketing	$949,219	66.61%	$532,573	68.20%	78.23%
Total	$1,425,022	100%	$780,889	100%	82.49%

Operating expenses increased 82.49% from $780,889 in 2006 to $1,425,022 in 2007 primarily due to the Zhengji Consolidation and the expansion of our operations.

For the year ended December 31, 2007, Zhengji incurred operating expenses of $105,398, comprised of $38,055 in G&A Expenses and $67,343 in sales and marketing expenses. A breakdown of the expenses of the Company (excluding the effects of the Zhengji Consolidation) is included in the table below:

	For The Years Ended December 31,
Shisheng (Excluding Zhengji)	2007		2006		Change in %
Operating expenses
-G&A	$437,748	33.17%	$248,316	31.80%	76.29%
-Sales & Marketing	$881,876	66.83%	$532,573	68.20%	65.59%
Total	$1,319,624	100%	$780,889	100%	68.99%

Excluding Zhengji’s operational results, our operating expenses increased 68.99% to $1,319,624 in year 2007 from $780,889 in year 2006. G&A Expenses increased 76.29% to $437,748 in year 2007 from $248,316 in year 2006 and the sales and marketing expenses increased 65.59% to $881,876 in year 2007 from $532,573 in year 2006.

In comparison, for the fiscal year ended December 31, 2006, operating expenses increased 3.80% to $780,889 from $752,308 in 2005.

	For The Years Ended December 31,
Shisheng	2006		2005		Change in %
Operating expenses
-G&A	$248,316	31.80%	$155,773	20.71%	59.41%
-Sales & Marketing	$532,573	68.20%	$596,535	79.29%	-10.72%
Total	$780,889	100%	$752,308	100.00%	3.80%

The following tables set forth a breakdown of the primary G&A Expenses of the Company (excluding the effects of the Zhengji Consolidation):

	For The Years Ended December 31,
Shisheng (Excluding Zhengji)	2007	2006	Change in %
Primary G&A expenses
Depreciation	$150,690	$101,170	48.95%
Entertainment	$32,863	$36,238	-9.31%
Payroll	$134,254	$82,578	62.58%
Traveling expenses	$13,882	$13,090	6.05%

	For The Years Ended December 31,
Shisheng	2006	2005	Change in %
Primary G&A expenses
Depreciation	$101,170	$59,647	69.61%
Entertainment	$36,238	$24,927	45.38%
Payroll	$82,578	$49,611	66.45%
Traveling expenses	$13,090	$19,370	-32.42%

The Company’s depreciation expenses (excluding the effects of the Zhengji Consolidation) increased 48.95% from $101,170 in 2006 to $150,690 in 2007, and depreciation expenses increased 69.61% from $59,647 in 2005 to $101,170 in 2006. The increase in depreciation is due to the Company’s purchase of office equipment and furniture and the upgrade of its computers and server.

Payroll expenses increased 66.45%, from $49,611 in 2005 to $82,578 in 2006 despite the fact that the number of full time employees slightly decreased from 26 as of December 31, 2005 to 25 employees as of December 31, 2006. Payroll expenses (excluding the effects of the Zhengji Consolidation) increased 62.58% from $82,578 in 2006 to $134,254 in 2007. This increase is comprised of salary increases and Company-contributed welfare plans for the employees, including maternity insurance, pension, unemployment insurance and industrial injury insurance, all of which are mandated by the Chinese government. Although the number of our employees decreased from 25 employees as of December 31, 2006 to 22 employees as of December 31, 2007, our payroll expenses increased because the Company currently provides a more competitive remuneration package to attract and retain qualified personnel. The Company projects that this trend of increasing payroll expenses will continue for the foreseeable future, as the Company plans to recruit more experienced accountants and internal auditors upon the consummation of the Exchange.

While our revenues increased over 30% from 2007 to 2006, the Company continues to control its business entertainment and traveling expenses tightly. Entertainment expenses (excluding the effects of the Zhengji Consolidation) decreased 9.31% from $36,238 in 2006 to $32,863 in 2007. Traveling expenses increased 6.05% from $13,090 in 2006 to $13,882 in 2007.

While revenue grew 15.25% from 2005 to 2006, total G&A expenses increased 59.41% in the same period. In 2006, entertainment expenses increased 45.38% from $24,927 in 2005 to $36,238 in 2006, and traveling expenses decreased 32.42% to $13,090 in 2006 from $19,370 in 2005.

Sales and marketing expenses (excluding the effects of the Zhengji Consolidation) increased 65.59% from $532,573 in 2006 to $881,876 in 2007, primarily due to the launch of www.1365car.tj.cn.

The following table sets forth a breakdown of the primary sales and marketing expenses of the Company (excluding the effects of the Zhengji Consolidation):

	For The Years Ended December 31,
Shisheng (Excluding Zhengji)	2007	2006	Change in %
Primary sales & marketing expenses
-Entertainment	$82,760	$64,590	28.13%
-Traveling expenses	$55,250	$44,605	23.87%
-Payroll	$166,777	$95,816	74.06%
-Advertisement expenses	$60,059	$33	181,896.97%
-Rental	$144,989	$12,586	1,051.99%

	For The Years Ended December 31,
Shisheng (Excluding Zhengji)	2006	2005	Change in %
Primary sales & marketing expenses
-Entertainment	$64,590	$96,802	-33.28%
-Traveling expenses	$44,605	$50,746	-12.10%
-Payroll	$95,816	$27,467	248.84%
-Advertisement expenses	$33	$12,001	-99.73%
-Rental	$12,586	$16,254	-22.57%

The Company had a 28.13% increase in entertainment and a 23.87% increase in traveling expenses in 2007 (excluding the effects of the Zhengji Consolidation). These are primarily due to the launch of www.1365car.tj.cn. Payroll expenses also increased sharply from $95,816 in year 2006 to $166,777 in year 2007. The increase in payroll is primarily caused by the introduction of our sales force incentive plan, which is designed to motivate our sales force to achieve higher sales volumes.

Overall sales and marketing expenses decreased 10.72% despite a 15.25% increase in revenue in 2006. The Company has enforced a more effective control over expenses since 2006. Each department establishes a budget at the beginning of the year, and a manager monitors for any significant variance to avoid unnecessary spending. By adopting this advanced cost/budget control system, the Company’s management of entertainment, travel and advertising expenses has improved. Payroll expenses, however, increased 248.84% from $27,467 in 2005 to $95,816 in 2006 due to an increasing number of full-time sales and marketing personnel and the rising costs of remuneration packages used to recruit and maintain skilled employees.

Sales and marketing expenses also include rental expenses. The Company has executed a five year long-term leasing contract for a flat rental of RMB 1,000,000 per year with Tianjin Port International Car Exhibition Centre on January 10, 2007. The Company also has a long-term leasing contract with China Construction Bank, which terminates in 2010 and has a flat rent of RMB 100,000 per year. All the showroom space and most of the office space are used by the sales and marketing department, and therefore the Company records all the rental charges as sales and marketing expenses. Rental expenses (excluding the effects of the Zhengji Consolidation) increased 1,051.99% from $12,586 in 2006 to $144,989 in 2007 due to the addition of the showroom lease. Rental expenses decreased 22.57% from $16,254 in 2005 to $12,586 in 2006 due to the appreciation of RMB.

Depreciation and Amortization

In order to meet the demands of the Zhengji Consolidation, the Company purchased additional office equipment in 2007, which caused an increase in depreciation and amortization from $113,757 in 2006 to $164,336 in 2007, a 44.46% growth rate. From 2005 to 2006, the Company’s depreciation and amortization increased 62.19% to $113,757 in 2006 from $70,138 in 2005.

We utilize the straight line depreciation method, and the average life for the computers and general office equipment is 5 years.

Income from Operations

	For The Years Ended December 31,
Shisheng (Consolidated)	2007		2006		Change in %
Net Revenue	$152,430,674	100%	$96,800,800	100%	57.47%
Cost of revenue	$147,270,951	96.62%	$94,575,790	97.70%	55.72%
Gross profit	$5,159,723	3.38%	$2,225,010	2.30%	131.90%
Operating expenses	$1,425,022	0.93%	$780,889	0.81%	82.49%
Income from operations	$3,734,701	2.45%	$1,444,121	1.49%	158.61%

Income from operations increased 158.61% from $1,444,121 in 2006 to $3,734,701 in 2007. In 2007, Zhengji generated $26,067,834 in net revenue, and its income from operations is $1,301,204.  Excluding Zhengji’s operational results, our income from operations increased 68.58% from $1,444,121 in 2006 to $2,434,454 in 2007. The increase in income from operations is primarily attributed to better controls over the cost of revenue, which was 97.70% of revenue in 2006 but decreased to 97.03% in 2007 (excluding the effects of the Zhengji Consolidation).

Gross profits increased by 6.65% from $2,086,297 in 2005 to $2,225,010 in 2006, due to an increase in net revenues of 15.25% from $83,988,924 to $96,800,800. During the same period, cost of revenues as a percentage of net revenues increased 15.47% from 97.52% om 2005 to 97.70% in 2006. Income from operations increased 8.26% from $1,333,989 in 2005 to $1,444,121 in 2006, which is primarily attributable to the slower growth in operating expenses of 3.80% from 2005 to 2006.

	For The Years Ended December 31,
Shisheng (Excluding Zhengji)	2007		2006		Change in %
Net Revenue	$126,362,840	100%	$96,800,800	100%	30.54%
Cost of revenue	$122,608,762	97.03%	$94,575,790	97.70%	29.64%
Gross profit	$3,754,078	2.97%	$2,225,010	2.30%	68.72%
Operating expenses	$1,319,624	1.04%	$780,889	0.81%	68.99%
Income from operations	$2,434,454	1.93%	$1,444,121	1.49%	68.58%

	For The Years Ended December 31,
Shisheng (Excluding Zhengji)	2006		2005		Change in %
Net Revenue	$96,800,800	100%	$83,988,924	100.00%	15.25%
Cost of revenue	$94,575,790	97.70%	$81,902,627	97.52%	15.47%
Gross profit	$2,225,010	2.30%	$2,086,297	2.48%	6.65%
Operating expenses	$780,889	0.81%	$752,308	0.90%	3.80%
Income from operations	$1,444,121	1.49%	$1,333,989	1.59%	8.26%

In the future, we plan to continue improving our gross profit margin by strengthening our relationship with our major suppliers to obtain more favorable terms like freight exemptions or discounts.

Interest Income and Expense

The Company’s interest income is generated by interest earned through bank deposits and interest expenses are amounts paid with respect to interest by the Company with respect to its borrowings. Net interest expenses (interest expenses offset by interest income) decreased 57.33% from $123,806 in 2006 to $52,834 in 2007. The decrease is primarily due to an increase in interest income as a result of an increase in the amount of the Company’s restricted cash held by its banks.

For 2005, the Company had a net interest expense of $152,008, which decreased 18.55% to $123,806 for 2006.

Liquidity and Capital Resources

We generally finance our operations through a combination of operating profit and short-term borrowings from banks. During the reporting periods, we arranged a number of bank loans to satisfy our financing needs. As of the date of this Report, we have not experienced any difficulty in raising funds through bank loans, and we have not experienced any liquidity problems in settling our payables in the normal course of business and repaying our bank loans when they come due.

We believe that the level of financial resources is a significant factor for our future development and accordingly, we may determine from time to time to raise capital through private debt or equity financing to strengthen the Company’s financial position, to expand our facilities and to provide us with additional flexibility to take advantage of business opportunities.  No assurances can be given that we will be successful in raising such additional capital on terms acceptable to us.

The following tables set forth a summary of our cash flows for the fiscal years ended December 31, 2007, 2006 and 2005.

Shisheng (Consolidated)	2007	2006	2005
Net cash provided by (used in) operating activities	$7,005,231	$(5,275,927)	$1,363,798
Net cash (used in) provided by investing activities	$2,474,550	$(2,745,035)	$(2,811,031)
Net cash provided by (used in) financing activities	$(6,786,047)	$9,695,584	$1,534,565
Effect of exchange rate changes on cash	$348,228	$125,516	$38,523
Cash and cash equivalents at beginning of year	$2,661,146	$870,008	$744,153
Cash and cash equivalents at end of year	$5,703,108	$2,661,146	$870,008

Operating Activities

During fiscal year 2007, we generated net cash from operating activities of $7,005,231, an increase from $5,275,927 of net cash used in operating activities in 2006. This increase was due primarily to an increase in net income from $1,106,663 to $3,173,375, an increase in customer deposits from $2,325,067 to $10,458,326, and a decrease in inventories from $3,382,583 to $1,241,120, in each case during the period from December 31, 2006 to December 31, 2007. The cash generated by operating activities was offset in part by an increase in advances to suppliers from $3,057,801 to $6,854,490.

During fiscal year 2006, net cash used in operating activities was $5,275,927, as compared to $1,363,798 of net cash generated in 2005, which is a result of several factors, including an increase in inventories from $227,115 to $3,382,583 in 2006, an increase in advances to suppliers from $199,122 owing to suppliers to $3,057,801 in advances to suppliers, and an increase in the amount due to affiliates from $0 to $1,681,843, in each case from December 31, 2005 to December 31, 2006.

Investing Activities

During fiscal year 2007, we generated net cash from investing activities of $2,474,550, as compared to $2,754,035 of net cash used for investing activities in 2006. The increase was mainly due to an increase in the amount of the Company’s restricted cash.

During fiscal year 2006, we used net cash for investing activities of $2,754,035, as compared to $2,811,031 of net cash used for investing activities in 2005. The increase in net cash used for investing activities was mainly due to a decrease in the amount of the Company’s restricted cash.

Financing Activities

During fiscal year 2007, we used net cash for financing activities of $6,786,047, as compared to $9,695,584 of net cash generated from financing activities in 2006. The decrease was mainly attributed to an increase in net repayments of $10,729,108 by Shisheng to its officer and director, Cheng Weihong, of loans (as compared to an increase in net borrowings of $10,073,171 in 2006). Shisheng also paid a dividend of $2,636,158 in 2007.

During fiscal year 2006, we generated net cash from financing activities of $9,695,584 in 2006, as compared to $1,534,565 of net cash generated from financing activities in 2005. This was attributed primarily to an increase in net borrowings of the Company from Cheng Weihong of $10,073,171 (as compared to net borrowings from Cheng Weihong of $2,361,953 in 2005) and slightly offset by net repayments of our short-term bank loans of $377,587 in 2006.

Our total cash and cash equivalents increased to $5,703,108 as of December 31, 2007, as compared to $2,661,146 as of December 31, 2006 and $870,008 as of December 31, 2005.

Working Capital

Our management reviews accounts receivable on a regular basis to determine if the allowance for doubtful accounts is adequate.  An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable. We have minimal accounts receivable from our automobile sales and trading operations for fiscal years 2007 and 2006.

With respect to fiscal year 2007, accounts receivable related to Financing Services increased from $6,290,440 as of December 31, 2006 to $24,654,520 as of December 31, 2007. Our advances to suppliers increased from $13,819,252 as of December 31, 2006 to $24,963,886 as of December 31, 2007. These increases were all as a result of the 185.52% growth in our Financing Services operation. Our inventory also increased from $5,771,312 as of December 31, 2005 to $7,849,957 as of December 31, 2007.

With respect to fiscal year 2006, accounts receivable related to Financing Services increased from $1,992,400 as of December 31, 2005 to $6,290,440 as of December 31, 2006. Our inventory also increased from $2,112,853 as of December 31, 2005 to $5,771,312 as of December 31, 2006. Our advances to suppliers increased from $10,361,026 as of December 31, 2005 to $13,819,252 as of December 31, 2006. These increases were all as a result of the growth in our automobile sales and trading operation.

Capital Expenditures

We had property and equipment (net) of $595,748 as of December 31, 2007 and $479,206 as of December 31, 2006. In fiscal year 2007, Zhengji recorded $2,194 in computer expenditures and $356 in fixture, furniture and office equipment expenditures, and had an accumulated depreciation of $784. Excluding the effects of the Zhengji Consolidation, Shisheng’s net capital expenditure increased to $593,982 in 2007 from $479,206 in 2006.

	For The Years Ended December 31,
Shisheng (Excluding Zhengji)	2007	2006	Change in %
Computer	$152,628	$129,803	17.58%
Fixture, Furniture &office equipment	$86,089	$80,103	7.47%
Automobiles	$787,055	$526,807	49.40%
Total	$1,025,772	$736,713	39.24%
Accumulated depreciation	$431,790	$257,507	67.68%
Net	$593,982	$479,206	23.95%

	For The Years Ended December 31,
Shisheng	2006	2005	Change in %
Computer	$129,803	$83,637	55.20%
Fixture, Furniture &office equipment	$80,103	$108,278	-26.02%
Automobiles	$526,807	$194,488	170.87%
Total	$736,713	$386,403	90.66%
Accumulated depreciation	$257,507	$149,560	72.18%
Net	$479,206	$236,843	102.33%

Our net fixed assets increased to $479,206 in 2006 from $236,843 in 2005, mainly due to an increase in automobile expenditures.

Results of Operations for the Six Months Ended June 30, 2008 Compared To The Six Months Ended June 30, 2007

 The following table sets forth a summary of certain key components of our results of operations for periods indicated, in dollars and as a percentage of revenues.

	For The Six Months Ended June 30
	2008		2007		Change in %
Net Revenue	$81,097,084	100%	$61,805,100	100%	31.21%
Cost of revenue	$76,996,270	94.94%	$59,432,431	96.16%	29.55%
Gross profit	$4,100,814	5.06%	$2,372,669	3.84%	72.84%
Operating expenses	$932,909	1.15%	$641,039	1.04%	45.53%
Income from operations	$3,167,905	3.91%	$1,731,630	2.80%	82.94%
Other income(expenses)	$(71,277)	0.09%	$(44,929)	0.07%	58.64%
Income before income taxes, earnings in equity interest and minority interest	$3,096,628	3.82%	$1,686,701	2.73%	83.59%
Net Income	$2,154,002	2.66%	$1,239,638	2.01%	73.76%

For the six months ended June 30, 2008, our net revenue increased 31.21% to $81,097,084, from our net revenue of $61,805,100 for the comparable period in 2007, and our cost of revenue increased 29.55% from $59,432,431 to $76,996,270 for the same periods. Despite the overall increase in the cost of revenue, the ratio of cost of revenue to net revenues decreased 1.22% from 96.16% for the six months ended June 30, 2007 to 94.94% for the comparable period in 2008. Gross profit increased 72.84% from $2,372,669 for the six months ended June 30, 2007 to $4,100,814 for the comparable period in 2008, income from operations increased 82.94% to $3,167,905 in 2008 from $1,731,630 in 2007, and net income increased 73.76% from $1,239,638 to $2,154,002 for the same periods.

Revenues

	For The Six Months Ended June 30,
	2008		2007		Change in %
Net Revenue	$81,097,084	100%	$61,805,100	100%	31.21%
-Automobile Sales	$79,192,531	97.65%	$60,115,177	97.27%	31.73%
-Financing Services	$517,192	0.64%	$395,897	0.64%	30.64%
-Web Advertising	$875,174	1.08%	$783,535	1.27%	11.70%
-Automobile Import Value Added Services	$512,187	0.63%	$510,491	0.83%	0.33%

Sale of Imported Automobiles

Net revenues were generated primarily from imported automobile sales, which increased 31.73% from $60,115,177 for the six month period ended June 30, 2007 to $79,192,531 for the six month period ended June 30, 2008. For the same period in 2008, we sold 1,042 automobiles, representing an increase of 5.89% from the 984 units sold in the comparable period in 2007. The increase in units sold was partly attributable to our customers anticipating an increase in the automobile consumption tax and therefore purchasing cars before such tax became effective. The average selling price of imported automobiles increased 24.40% from $61,093 as of June 30, 2007 to $76,001 as of June 30, 2008 due to the Company’s continuous efforts on marketing luxury automobiles in 2008.

In the six months ended June 30, 2007, our top three customers generated 22% of our total sales during such period, and in the comparable period in 2008, our top three customers generated 26% of our total sales of such comparable period. The Company has historically maintained close working relationships with its top customers. We aim to maintain these customers while reducing the concentration of our revenues among these top customers.

We are trying to shift our Company’s business focus from a traditional automobile trader to a web-based automobile-related logistics service provider. Although we expect sales of imported automobile sales to continue to represent a considerable percentage of our revenues, we expect the percentage of our net profit generated from imported automobile sales to decline. While we intend to maintain our position as one of the leading imported automobile traders in Tianjin, we do not anticipate that revenues generated by automobile sales will maintain a consistent 30% growth rate for the entire year.

Financing Services

In the six month period ended June 30, revenues from Financing Services increased 30.64% from $395,897 for such period in 2007 to $517,192 for the comparable period in 2008. Our revenue growth from Financing Services is heavily dependent on overall industry growth and the economic conditions of the market in China. As of June 30, 2008, the Bank of China determined the exchange rate of RMB to U.S. dollars to be 6.8591, which constitutes an appreciation of 9.93% from the exchange rate as of June 30, 2007 of 7.6155. The appreciation of the RMB is a key factor in the increase of our revenues for the six month period ended June 30, 2008 from the comparable period in 2007. Another factor that affects our revenues from Financing Services is our relationship with our commercial banks. The expiration of or decrease in any of our existing or future credit lines and other bank facilities may reduce our capacity to provide Financing Services to our customers. We do not foresee any difficulty at this time in obtaining credit lines and loan facilities from our banks.

Automobile Information Websites

Revenue generated by our websites increased 11.70% from $783,535 for the six month period ended June 30, 2007 to $875,174 for the comparable period in 2008. As of June 30, 2008, www.at188.com had over 120 subscribers. www.1365car.tj.cn currently generates revenue mainly from advertisements. We aim to generate 90% of our revenues from our websites from subscription fees and advertisements, and 10% from Automobile Import Value Added Services sold over the Internet. Currently, all of our revenues from our websites are generated by subscription fees and advertisements.

We are experiencing rapid development in our websites. During the six months ended June 30, 2008, we sold 389 advertisements, representing an increase of 76.82% from 220 advertisements in the comparable period in 2007. The revenue growth rate from our websites has been slower than the growth in the number of transactions because we have been providing discounts to our customers as a way of attracting business while the websites are still in an expansion phase. We also provide subscription-exemptions, discounted prices or even free advertisements to attract repeat customers.

Automobile Import Value Added Services

For the six month period ended June 30, 2008, Automobile Import Value Added Services revenue increased 0.33% from $510,491 during such period in 2007 to $512,187 for the same period in 2008.

Cost of Revenues

Our cost of revenue consists primarily of the price of imported automobiles from foreign automobile manufacturers. In the six month period ended June 30, 2008, our cost of revenues increased 29.55% to $76,996,270 from $59,432,431 for the comparable period in 2007. The increase was due primarily to an increase in the purchase price of imported automobiles, which is consistent with our net revenue growth rate. The amount of direct cost of revenues related to the Automobile Import Value Added Services, Financing Services and automobile information websites businesses was de minimis.

Operating Expenses

	For The Six Months Ended June 30,
	2008		2007		Change in %
Operating expenses
-G&A	$487,610	52.27%	$210,564	32.85%	131.57%
-Sales & Marketing	$445,299	47.73%	$430,475	67.15%	3.44%
Total	$932,909	100%	$641,039	100%	45.53%

During the six month period ended June 30, 2008, our total operating expenses increased 45.53% to $932,909 from our operating expenses for the comparable period in 2007, which was $641,039. This increase was a combination of a 131.57% increase in G&A Expenses from $210,564 for the six month period ended June 30, 2007 to $487,610 for the comparable period in 2008, and a 3.44% increase in sales and marketing expenses from $430,475 for the six month period ended June 30, 2007 to $445,299 for the comparable period in 2008.

The following table sets forth the breakdown of the primary G&A Expenses of the Company.

	For The Six Months Ended June 30,
Shisheng	2008	2007	Change in %
Primary G&A expenses
Depreciation	$90,626	$75,115	20.65%
Entertainment	$18,329	$26,334	-30.40%
Payroll	$109,522	$89,660	22.15%
Traveling expenses	$27,276	$9,946	174.24%
Professional service fee-listing related	$174,916	-	N/A

For the six month period ended June 30, 2008, our total G&A Expenses increased 131.57% to $487,610 from $210,564 for the comparable period in 2007. This was partly a result of professional service fees incurred in connection with the Exchange, which totaled $174,916. Excluding such fees, the G&A Expenses increase 43.95% to $312,694 for the six month period ended June 30, 2008. Our traveling expenses increased 174.24% from $9,946 for the six month period ended June 30, 2007 to $27,276 for the comparable period in 2008 as a result of market research activities relating to our efforts in setting up our website operations for domestic manufactured automobiles in five additional cities. Payroll expenses also increased 22.15% to $109,522 for the six month period ended June 30, 2008 as compared to the comparable period in 2007, which had payroll expenses of $89,660. This was a result of an increase in the Company’s number of full-time employees from 30 as of June 30, 2007 to 42 as of June 30, 2008. During this period, the Company also increased the salaries of our management.

Depreciation increased 20.65% in the six months ended June 30, 2008 to $90,626 from $75,115 in 2007, primarily due to the Company’s use of the straight-line depreciation method.

Entertainment expenses decreased 30.40% to $18,329 in the six months ended June 30, 2008 from $26,334 for the comparable period 2007, primarily as a result of the Company’s efforts in controlling costs.

Sales and marketing expenses increased slightly in the six months ended June 30, 2008 from the comparable period in 2007. The following table sets forth a breakdown of the primary sales and marketing expenses of the Company:

	For The Six Months Ended June 30,
Shisheng	2008	2007	Change in %
Primary Sales & Marketing Expenses
-Rental	$78,354	$71,338	9.83%
-Entertainment	$17,931	$55,121	-67.47%
-Traveling expenses	$27,648	$21,303	29.78%
-Payroll	$67,295	$81,576	-17.51%
-Advertisement expenses	$17,979	$30,610	-41.26%
-Insurance & road maintenance	$81,663	$10,600	670.41%

Entertainment expenses decreased by 67.47% to $17,931 for the six month period ended June 30, 2008 and advertising expenses fell 41.26% to $17,979 for the same period, in each case as compared to the six month period ended June 30, 2007, primarily because the comparable period in 2007 included costs from Zhengji as a result of the Zhengji Consolidation. Traveling expenses increased 29.78% to $27,648 for the six month period ended June 30, 2008, as compared to $21,303 for the comparable period in 2007, consistent with the Company’s revenue growth rate for the same periods.

One significant increase between the six month periods ended June 30, 2008 and June 30, 2007 is the 670.41% increase in insurance and road maintenance expenses. In 2008, the overall toll fee increased in China, as well as vehicle insurance and vehicle license plate fees. Because of these cost increases, the Company’s vehicle related expenses in association with the nationwide expansion of www.1365car.com increased sharply.

The 9.83% increase in rental expenses for the six month period ended June 30, 2008 from the comparable period in 2007 is due to RMB appreciation.

Depreciation and Amortization

In order to meet the needs of the expansion of its operations, the Company steadily purchased office equipment and updated computer and server hardware and software during the first six months of 2008. These purchases led to an increase in depreciation and amortization from $75,115 for the six months ended June 30, 2007 to $90,626 for the comparable period 2008, an increase of 20.65%. As of June 30, 2008, the Company does not own any real property.

We utilize the straight line depreciation method using an average life of five years.

Income from Operations

	For The Six Months Ended June 30,
	2008		2007		Change in %
Net Revenue	$81,097,084	100%	$61,805,100	100%	31.21%
Cost of revenue	$76,996,270	94.94%	$59,432,431	96.16%	29.55%
Gross profit	$4,100,814	5.06%	$2,372,669	3.84%	72.84%
Operating expenses	$932,909	1.15%	$641,039	1.04%	45.53%
Income from operations	$3,167,905	3.91%	$1,731,630	2.80%	82.94%

For the six months ended June 30, 2008, income from operations increased to $3,167,905 from $1,731,630 for the comparable period in 2007, or 82.94%. This increase in income from operations is primarily attributable to better controls over the cost of revenue, which was 96.16% of revenue during the first six months of 2007, but decreased to 94.94% for the comparable period in 2008.

In the future, we plan to continue improving our gross profit margin by strengthening our relationship with our major suppliers to obtain more favorable terms like freight exemptions or discounts.

Interest Income and Expense

The Company’s interest income is generated by interest earned through bank deposits and interest expenses are amounts paid with respect to interest by the Company with respect to its borrowings. Net interest expenses (interest expenses offset by interest income) increased 43.14% to $71,277 in the six months ended June 30, 2008, from $49,796 in the same period in 2007.

Liquidity and Capital Resources

The following table sets forth the summary of our cash flows for the six months ended June 30, 2008 and June 30, 2007.

Shisheng (Consolidated)	2008	2007
Net cash provided by (used in) operating activities	$(3,868,701)	$4,178,059
Net cash (used in) provided by investing activities	$3,577,072	$(7,515,211)
Net cash provided by (used in) financing activities	$(4,477,120)	$2,715,689
Effect of exchange rate changes on cash	$259,714	$(1,517)
Cash and cash equivalents at beginning of period	$5,703,108	$2,661,146
Cash and cash equivalents at end of period	$1,225,998	$2,038,166

Operating Activities

 During the six months ended June 30, 2008, we used net cash from operating activities of $3,868,701, as compared to net cash generated from operating activities of $4,178,059 for the six months ended June 30, 2007. This decrease in net cash from operating activities was due primarily to an increase in net income and an increase in advances from suppliers, off-set by an increase in inventories and decrease in accounts receivable, value-added tax refundable and customer deposits.

Investing Activities

During the six months ended June 30, 2008, we generated net cash from investing activities of $3,577,072, as compared to net cash used in investing activities of $7,515,211 for the six months ended June 30, 2007. This increase was mainly due to an increase in the amount of the Company’s restricted cash.

Financing Activities

During the six months ended June 30, 2008, we used net cash for financing activities of $4,477,120, as compared to net cash generated from financing activities of $2,715,689 for the six months ended June 30, 2007. The decrease was mainly attributed to the increase in notes payable of $4,273,870.

 The total cash and cash equivalents of the Company decreased to $1,225,998 as of June 30, 2008, as compared to $2,038,166 as of June 30, 2007.

Working Capital

During the six months ended June 30, 2008, our inventory increased to $20,182,595, as compared to $7,849,957 of inventory held by the Company as of December 31, 2007. This increase was due to the anticipation by our management and the industry at large of a potential increase in the PRC consumption tax for automobiles in 2008. This tax increase came into effect on September 1, 2008.

During the six months ended June 30, 2008, our advances to suppliers decreased from $24,963,886 as of December 31, 2007 to $15,570,525 as of June 30, 2008, as a result of the growth in our automobile sales and trading capacity and enhanced credibility.

Overall, the level of our working capital for the six months ended June 30, 2008 is much improved over the same period in 2007. The Company aims to continue to improve the level of its working capital through the remainder of fiscal year 2008.

Capital Expenditures

 During the six months ended June 30, 2008, the Company’s property and equipment (net) decreased to $551,934 as of June 30, 2008 from $595,748 as of December 31, 2007. This decrease was due primarily to the effects of the Zhengji Consolidation on the amount of capital expenditures of the Company for the six month period ended June 30, 2007.

Trend Information

Other than as disclosed elsewhere in this Report, we are not aware of any trends, uncertainties, demands, commitments or events for the periods discussed in this section that are reasonably likely to have a material adverse effect on our net revenues, income, profitability, liquidity or capital resources, nor any that caused the disclosed financial information to not necessarily be indicative of future operating results or financial conditions.

Off-Balance Sheet Arrangements

 We do not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2007:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Long-Term Debt Obligations	$0	$0	$0	$0	$0

Capital Lease Obligations	$0	$0	$0	$0	$0

Operating Lease Obligations	$578,403	$150,590	$427,813	$0	$0

Purchase Obligations	$0	$0	$0	$0	$0

Other Long-Term Liabilities Reflected on the Company’s Balance Sheet Under U.S. GAAP	$0	$0	$0	$0	$0

Operating lease obligations include the commitments under the lease agreements for our office premises and showroom. We lease office space and a showroom under non-cancelable operating leases that expire in 2010 and 2011, respectively. Aggregate rental expenses for the years ended December 31, 2007, 2006 and 2005 were $144,989, $14,034 and $26,031, respectively. Based on the current rental lease agreements, future minimum rental payments required as of December 31, 2007 are $150,590, $150,590, $140,323 and $136,900 for the years ending December 31, 2008, 2009, 2010, and 2011, respectively. All of our commitments are from our lease agreements in the PRC.

New Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 115”. SFAS No. 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which a company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 is effective as of the beginning of an entity's first fiscal year beginning after November 15, 2007. The Company is currently evaluating whether the adoption of SFAS No. 159 will have a significant effect on its consolidated results of operations and financial position.

In December 2007, the FASB issued SFAS No. 141R, “Business Combination”, to improve reporting creating greater consistency in the accounting and financial reporting of business combinations. The standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The Company will evaluate the effects of the business combination in the future on its consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” to improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way as required in the consolidated financial statements. Moreover, SFAS No. 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transaction. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently evaluating the effects of the adoption of SFAS No. 160 on its consolidated financial position, results of operations or cash flows.

In March 2008, the FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities”. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company has not yet begun the process of assessing the potential impact the adoption of FASB No. 161 may have on its consolidated financial position or results of operations.

In May 2008, the FASB issued Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with U.S. GAAP. SFAS 162 directs the U.S. GAAP hierarchy to the entity, not the independent auditors, as the entity is responsible for selecting accounting principles for financial statements that are presented in conformity with U.S. GAAP. SFAS 162 is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to remove the U.S. GAAP hierarchy from the auditing standards. The Company is currently evaluating the impact of adopting SFAS No. 162.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our exposure to interest rate risk for changes in interest rates relates primarily to the interest expense incurred by under bank loans and the interest income generated by our bank deposits and other short-term investments. We have not used any derivative financial instruments in our investment portfolio or for cash management purposes. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed nor do we anticipate being exposed to material risks due to changes in interest rates. However, our future interest expense or interest income may increase or decrease, as the case may be, due to changes in interest rates in the PRC. A hypothetical 10% increase in the average applicable interest rate in 2007 for our short-term deposits and our bank loans would result in an increase of approximately $5,284 in net interest expense (interest expense plus interest income) for 2007.

Foreign Exchange Risk

Because all of our revenues derived and expenses and liabilities incurred are in RMB, any exchange rate fluctuations affecting the value of the RMB relative to the U.S. dollar could have an effect on our financial results as reported in U.S. dollars. See “Currency conversion and exchange rate volatility could adversely affect our financial condition.” in the “Risk Factors” section. We have not reduced our exposure to exchange rate fluctuations by using hedging transactions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the current policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 17.29% appreciation of the RMB against the U.S. dollar between July 21, 2005 and October 30, 2008. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. Any significant revaluation of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position. While we may choose to do so in the future, the availability and effectiveness of any hedging transactions may be limited, and we may not be able to successfully hedge our exchange rate risks. Accordingly, we may experience economic losses and negative impacts on earnings and equity as a result of foreign exchange rate fluctuations. During the twelve months ended December 31, 2007, the foreign currency translation adjustments to our comprehensive income were $906,062, primarily as a result of RMB appreciating against the U.S. dollar. If the exchange rate of the RMB against the U.S. dollar at December 31, 2007 had decreased by 10% from 7.2946 to 6.5651, and the average exchange rate in 2007 had remained the same, the translation losses in 2007 would have been approximately RMB 6,128,952 ($933,560).

DESCRIPTION OF PROPERTIES

Our main offices are located at No. 87 No. 8 Coastal Way, Floor 2 Construction Bank, FTZ, Tianjin Province, PRC. This office space consists of approximately 1,521 square meters. The lease relating to our main offices has a 7-year term which expires on April 1, 2010. The annual rent for the office is approximately $14,618 (RMB 100,000) (using the conversion rate as of October 30, 2008).

In addition, we have a showroom located at the Tianjin Port International Car Exhibition Center, No. 8 Huanhe Xi Road, FTZ, Tianjin Province, PRC, and consists of approximately 2,190 square meters. The lease for the showroom has a 5-year term and expires on December 31, 2011. The annual rent for the showroom is approximately $146,182 (RMB 1,000,000) (using the conversion rate as of October 30, 2008).

We believe that all our properties and equipment have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth each person known by us to be the beneficial owner of five percent or more of our common stock, after giving effect to the Closing. The Closing occurred immediately following the cancellation of  an aggregate of 1,135,000 shares of USCo’s common stock held by Phillip E. Ray and Ruth Daily, USCo’s principal stockholders immediately prior to the Closing. Each person named below has sole voting and investment power with respect to the shares shown unless otherwise indicated.

Name and Address of Beneficial Owner*	Amount of Beneficial Ownership After Closing	Percentage of Class

Bright Praise Enterprises Limited	11,700,000	65%

Choi Chun Leung Robert**	11,700,000	65%

Phillip E. Ray*** 4890 Silver Pine Drive Castle Rock, Colorado 80108	1,182,500	6.57%

* Unless otherwise noted, the address is that of the Company’s.

** Choi Chun Leung Robert is the beneficial owner of 11,700,000 shares of our common stock through his 100% ownership of Bright Praise Enterprises Limited and through his position as the sole director of Bright Praise Enterprises Limited.

*** Phillip E. Ray is the beneficial owner of 1,232,500 shares of our common stock through his direct ownership of 682,500 shares of our common stock and through his positions as the sole officer, director and shareholder of American Business Services, Inc., which owns 250,000 shares of our common stock, and the majority shareholder and sole officer and director of VentureVest Capital Corporation, which owns 300,000 shares of our common stock.

Security Ownership of Management Directors and Officers

The following table sets forth the ownership interest in our common stock of all directors and officers individually and as a group as of November 10, 2008, after giving effect to the Closing and the expiration of the ten (10) day time period following the mailing of the Schedule 14F-1. Each person named below has sole voting and investment power with respect to the shares shown unless otherwise indicated.

Name and Address of Beneficial Owner*	Amount of Beneficial Ownership After Closing	Percentage of Class

Tong Shiping, Chief Executive Officer, President and Chairman of the Board	-0-	0%

Li Yangqian, Chief Operating Officer and Vice President	-0-	0%

Wang Xinwei, Chief Financial Officer, Treasurer and Vice President	-0-	0%

Cheng Weihong, Secretary and Senior Vice President (Head of Human Resources and General Administration) and Director	-0-	0%

Yang Bin, Senior Vice President (General Manager, Head of Sales) and Director	-0-	0%

Howard S. Barth, Director	-0-	0%

Gao Yang, Director	-0-	0%

Qu Zhong, Director	-0-	0%

Kong Xiaoyan, Director	-0-	0%

All Directors and Officers as a Group (10 persons)	-0-	0%

 * Unless otherwise noted, the address is that of the Company’s.

Prior to the Closing, Phillip E. Ray, our then President, Chief Executive Officer and director held 1,800,000 shares (after taking into account USCo’s 5-for-1 forward stock split on September 25, 2008), which constituted approximately 23.89% of our issued and outstanding common stock, directly and indirectly through two companies controlled by Mr. Ray, American Business Services, Inc. and VentureVest Capital Corporation. Alice T. Ray, our Treasurer, Secretary and director prior to the Closing, is the wife of Phillip E. Ray and therefore was deemed to have beneficial ownership of the 1,800,000 shares owned by Phillip E. Ray. Alice T. Ray resigned as Treasurer, Secretary and director of USCo, and Phillip E. Ray resigned as President and Chief Executive Officer, in each case effective as of the Closing Date. Phillip E. Ray’s resignation from his position as director of USCo will be effective upon the expiration of the ten (10) day time period following the mailing of the Schedule 14F-1.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth information regarding directors, nominees for director and executive officers of the Company, including their ages as of October 31, 2008, after giving effect to the Closing and the expiration of the ten (10) day time period following the mailing of the Schedule 14F-1. All of our directors will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until their successors are duly elected and qualified. Executive officers serve at the request of the Board of Directors.

Name	Age	Position Held	Experience

Tong Shiping	48	Chief Executive Officer, President and Chairman of the Board
Mr. Tong has served as President and Chief Executive Officer of the Company since 1995, when Shisheng was founded. He earned his Bachelors degree in computer science from the China Air Force Engineering University. From Mr. Tong is also director of the Tianjin Car Logistics Association.

Li Yangqian	42	Chief Operating Officer and Vice President
Mr. Li has served as Vice President and Chief Operating Officer of the Company since 2003. He earned his Masters degree in engineering from Tianjin University. From 2001 to 2003, Mr. Li served as the regional manager for Tianjin OTIS Elevator. Mr. Li is also the deputy chairman of the China Automobile Dealers Association – Marketing Division.

Name	Age	Position Held	Experience

Wang Xinwei	51	Chief Financial Officer, Treasurer and Vice President
Ms. Wang has served as the Chief Financial Officer, Treasurer and Vice President of the Company since joining Shisheng in 2001. She earned her Bachelors degree in industry accounting from Tianjin Radio and TV University. Ms. Wang is a qualified Chinese certified public accountant.

Cheng Weihong	46	Secretary, Senior Vice President (Head of Human Resources and General Administration) and Director
Ms. Cheng has served as Secretary and Senior Vice President (Head of Human Resources and General Administration) of the Company since 1995. She earned her Bachelors degree from Shijazhuang Military Medical University. Ms. Cheng is also a co-founder of Shisheng and has served as the Chairwoman of Shisheng since 1995.

Yang Bin	36	Senior Vice President (General Manager, Head of Sales) and Director
Mr. Yang has served as the Senior Vice President (General Manager, Head of Sales) since 2003, when he joined Shisheng. He earned his Bachelors degree from Foreign Trade Nankai University and an Executive M.B.A. from Tsing Hua University. Prior to joining Shisheng, Mr. Yang served as the general manager of Tianjin Yingzhijie Car Trading Corp. from 1999 to 2003. Mr. Yang also serves with the Expert Division of the China Association of Imported Automobiles.

Name	Age	Position Held	Experience

Howard S. Barth	56	Director
Mr. Barth has operated his own public accounting firm in Toronto, Canada since 1985, and has over 26 years of experience as a certified accountant. He has served as a director of Yukon Gold Corporation, Inc. (dual listed on OTCBB and TSX) since May 2005 (and has served previously as chairman of its audit committee) and was its chief executive officer and president in 2006. He is also currently a member of the Board of Directors and chairman of the audit committee for Nuinsco Resources Limited (a TSX listed exploration company), New Oriental Energy & Chemical Corp. (a NASDAQ listed company) and Orsus Xelent Technologies, Inc. (an AMEX-listed company). He is also currently a director for Uranium Hunter Corporation (an OTC BB company). He is a member of the Canadian Institute of Chartered Accountants and the Ontario Institute of Chartered Accountants. He earned his B.A. and M.B.A. at York University.

Gao Yang	35	Director
Mr. Gao worked for the Bank of China from 1994-2002 and was responsible for its institution monetary credit business. Since 2002, he has served as the Institution Sales Manager at the Tianjin Branch of Shanghai Pudong Development Bank. Mr. Gao has rich experience in evaluating and controlling credit risk, as well as experience in investment, M&A and re-organizations. He received a bachelor’s degree in Economics from Tianjin University of Finance and Economics.

Name	Age	Position Held	Experience

Qu Zhong	46	Director
Ms. Qu joined Tianjin Jinma Property Development Corp. in 1992 as assistant manager and was later promoted to vice General Manager. Since 1995, Ms. Qu has served as the sales manager for Tianjin Guotai Anju Property Development and Management Corp. Ms. Qu received her bachelor’s degree in Engineering from Xi’An Telecommunication Engineering University, and in 2004, she received an Executive MBA from Tianjin University of Finance and Economics.

Kong Xiaoyan	41	Director
Ms. Kong started her career in 1993 with the Tianjin Foreign Trade Law Firm, practicing foreign economic law. She worked as a China Legal Consular for Livasari & Co. from 1997-1999. From 1999-2004, she worked for Jiade Attorneys of Law as partner and senior partner. Since May 2004, she has practiced with Tianjin Jiade Hengshi Attorneys of Law as senior partner. Ms. Kong received her master’s degree in Law at Zhongshan University.

* Alice T. Ray resigned as Treasurer, Secretary and director of USCo, and Phillip E. Ray resigned as President and Chief Executive Officer, in each case effective as of the Closing Date. Phillip E. Ray’s resignation from his position as director of USCo will be effective upon the expiration of the ten (10) day time period following the mailing of the Schedule 14F-1.

Certain Significant Employees

None.

Family Relationships

Ms. Cheng Weihong, our Secretary, Senior Vice President (Head of Human Resources and General Administration) and a director nominee, is the wife of Mr. Tong Shiping, our President and Chief Executive Officer.

Involvement in Legal Proceedings

During the past five years, no officer or director of the Company has:

(1) Petitioned for bankruptcy or had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2) Been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4) Been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to all executive officers and other key employees of the Company who were serving as of December 31, 2007, for services in all capacities. The figures in the chart below are converted into U.S. dollars based on the average exchange rate of the RMB to U.S. dollars for the year 2007.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Tong Shiping, CEO and President	2007	$12,654	(1)	-0-	-0-	-0-	-0-	-0-	-0-		$12,654

Wang Xinwei, CFO, Treasurer and VP	2007	$3,269	(2)	$2,373	-0-	-0-	-0-	-0-	-0-		$5,642

Yang Bin, Senior VP (GM, Head of Sales)	2007	$3,886	(3)	-0-	-0-	-0-	-0-	-0-	$57,128	(6)	$61,014

Cheng Weihong, Secretary, Senior VP (Head of HR and Admin)	2007	-0-	(4)	-0-	-0-	-0-	-0-	-0-	$1,080,935	(7)	$1,080,935

Li Yangqian, COO and VP	2007	-0-	(5)	-0-	-0-	-0-	-0-	-0-	-0-		-0-

(1) Mr. Tong Shiping’s salary for the fiscal year ending December 31, 2008 is $15,788 (RMB 108,000) (based on the exchange rate of RMB to U.S. dollars on October 30, 2008).
(2) Ms. Wang Xinwei’s salary for the fiscal year ending December 31, 2008 is $12,279 (RMB 84,000) (based on the exchange rate of RMB to U.S. dollars on October 30, 2008).
(3) Mr. Yang Bin’s salary for the fiscal year ending December 31, 2008 is $15,788 (RMB 108,000) (based on the exchange rate of RMB to U.S. dollars on October 30, 2008).
(4) Ms. Cheng Weihong’s salary for the fiscal year ending December 31, 2008 is $12,279 (RMB 84,000) (based on the exchange rate of RMB to U.S. dollars on October 30, 2008).
(5) Ms. Li Yangqian salary for the fiscal year ending December 31, 2008 is $12,279 (RMB 84,000) (based on the exchange rate of RMB to U.S. dollars on October 30, 2008).
(6) Mr. Yang Bin received dividend payments of $57,128 (RMB 422,802.03) in connection with his 3.81% ownership of Zhengji.
(7) Ms. Cheng Weihong received dividend payments of $1,080,935 (RMB 8,000,000) in connection with her 40% ownership of Shisheng prior to the Reorganization.

As of December 31, 2007, the Company did not have any “Grants of Plan-Based Awards”, “Outstanding Equity Awards”, “Option Exercises and Stock Vested”, “Pension Benefits”, “Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans”, or “Potential Payments Upon Termination or Change in Control” to report.

Each of the executive officers of the Company have entered into standard employment contracts with Shisheng, a form of which is attached as an exhibit to this Report. The contracts have one-year terms and are otherwise consistent with the standard form prescribed by the Tianjin Labor and Social Security Administration. None of the employment contracts provide for annual total compensation payments in excess of $100,000. The amounts listed in the table above were paid by Shisheng. We have no stock option, retirement, pension or profit-sharing programs for the benefit of directors, officers or other employees, but our Board of Directors may recommend adoption of one or more such programs in the future.

Compensation Discussion and Analysis

The Company’s compensation program is designed to provide our executive officers with competitive remuneration and to reward their efforts and contributions to the Company. Elements of compensation for our executive officers include base salary and cash bonuses.

Before we set the base salary for our executive officers each year, we research the market compensation in Tianjin for executives in similar positions with similar qualifications and relevant experience, and add a 10%-15% premium as an incentive to attract high-level employees. Company performance does not play a significant role in the determination of base salary.

Cash bonuses may also be awarded to our executives on a discretionary basis at any time. In 2007, Wang Xinwei, our Chief Financial Officer, Treasurer and Vice President, was the only executive officer to receive a cash bonus. Cash bonuses are also awarded to executive officers upon the achievement of specified performance targets, including annual revenue targets for the Company.

Director Compensation

The Company did not provide any compensation to its directors in the fiscal year ended December 31, 2007. The Company may establish certain compensation plans (e.g. options, cash for attending meetings, etc.) with respect to directors in the future.

USCo Executive and Director Compensation

Prior to the Closing, the executives and directors of USCo did not receive any compensation. Alice T. Ray resigned as Treasurer, Secretary and director of USCo, and Phillip E. Ray resigned as President and Chief Executive Officer, in each case effective as of the Closing Date. Phillip E. Ray’s resignation from his position as director of USCo will be effective upon the expiration of the ten (10) day time period following the mailing of the Schedule 14F-1.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions in connection with Shisheng and its Subsidiaries

During 2007, Cheng Weihong (the Secretary, Senior Vice President and a director nominee of the Company and wife of our President and Chief Executive Officer, Mr. Tong Shiping) made non-interest bearing loans to Shisheng from time to time to meet working capital needs of Shisheng. As of December 31, 2006, the outstanding balance of such loans was $9,881,836. For the year ended December 31, 2007, Shisheng made borrowings in an aggregate amount of $114,514,111 from Cheng Weihong, and Shisheng made repayments in an aggregate amount of $125,243,219. As of December 31, 2007, the outstanding balance due from Shisheng to Cheng Weihong was $306,088. For the six months ended June 30, 2008, Shisheng made aggregate borrowings from Cheng Weihong of $69,711,751 and aggregate repayments of $69,883,086. As of June 30, 2008, the outstanding balance due to Cheng Weihong was $150,628. The transactions were approved by all the directors and stockholders of Shisheng.

On November 1, 2007, the Company entered into a Share Exchange Agreement with Cheng Weihong, Xia Qiming, and Qian Yuxi (collectively, the “Sellers”), pursuant to which the Sellers transferred their interest in Shisheng to the Company for an aggregate purchase price of $12,067,254 (RMB 95,000,000). As a result of this transaction (the “Reorganization”), the Company owns all of the capital stock of Shisheng. As Shisheng was not a party to the Reorganization, the Reorganization was not approved by the Board of Directors of Shisheng. However, the Reorganization was approved by all of the stockholders of Shisheng, as well as by the Tianjin Economic Development Zone Administration and the Tianjin Administrative Committee, two Chinese governmental authorities with jurisdiction over Shisheng. The Company does not otherwise have a policy with respect to the approval or ratification of “related-party transactions” other than general compliance with PRC law applicable to PRC companies.

The Company does not currently have a written policy or procedure for the review, approval or ratification of related-party transactions. It is contemplated that the Board will adopt such policies and procedures as promptly as practicable after the expiration of the 10-day period following the mailing of the Schedule 14F-1.

LEGAL PROCEEDINGS

In the normal course of business, we are named as defendant in lawsuits in which claims are asserted against us. In our opinion, the liabilities, if any, which may ultimately result from such lawsuits, are not expected to have a material adverse effect on our financial position, results of operations or cash flows. As of November 10, 2008, there is no outstanding litigation.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Our common stock is quoted on the Over-the-Counter electronic bulletin board under the symbol “FIDM.OB”. As of September 30, 2008, we did not have a bid or ask price quoted.

When the trading price of our common stock is below $5.00 per share, the common stock is considered to be a “penny stock” that is subject to rules promulgated by the SEC (Rule 15-1 through 15g-9) under the Securities Exchange Act of 1934. These rules impose significant requirements on brokers under these circumstances, including: (a) delivering to customers the SEC’s standardized risk disclosure document; (b) providing customers with current bid and ask prices; (c) disclosing to customers the brokers-dealer’s and sales representatives compensation; and (d) providing to customers monthly account statements.

Holders

As of the Closing Date, we have issued an aggregate of 18,100,000 shares of our common stock to approximately 57 record holders. See “Security Ownership of Certain Beneficial Owners and Management” above for tables setting forth (a) each person known by us to be the beneficial owner of five percent or more of our common stock and (b) all directors individually and all directors and officers as a group as of November 10, 2008, after giving effect to the Closing.

Dividend Policy

USCo has not declared any cash dividends since its inception. See the “Selected Consolidated Financial and Other Data” Section for the amount of cash dividends declared in the past five years by Shisheng.

The payment of dividends, if any, will be within the discretion of the Board. We presently intend to retain all earnings, if any, for use in our business operations and accordingly, the Board does not anticipate declaring any cash dividends for the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2007, we have no compensation plans (including individual compensation arrangements) under which USCo’s equity securities are authorized for issuance.

Options and Warrants

As of December 31, 2007, we have not granted any options or warrants.

RECENT SALES OF UNREGISTERED SECURITIES

In February 2005, USCo issued 300,000 shares of common stock to Phillip E. Ray for $1,500.

On February 25, 2005, USCo issued 300,000 shares of common stock to Ms. Ruth Daily for services performed in connection with the organization of USCo. USCo valued the services at $1,500 or $0.005 per share.

In November 2005, the Company issued 22,000 shares of our common stock to Mr. Darin Ray for $1,100, or $0.05 per share.

In November 2005, the Company issued 22,000 shares of our common stock to Mr. Brian Ray for $1,100, or $0.05 per share.

In November 2005, the Company issued 16,000 shares of our common stock to Ms. Raine Thomson (Daily) for $800, or $0.05 per share.

In November 2005, the Company issued 16,000 shares of our common stock to Mr. Mike Hixon for $800, or $0.05 per share.

In November 2005, the Company issued 16,000 shares of our common stock to Mr. Patrick Dunda for $800, or $0.05 per share.

In November 2005, the Company issued 16,000 shares of our common stock to Ms. W. Fay Starr for $800, or $0.05 per share.

On April 24, 2007, USCo issued 60,000 shares of common stock to VentureVest Capital Corporation for $6,000, or $0.10 per share.

On May 23, 2007, USCo issued 50,000 shares of common stock to American Business Services, Inc. for $6,000, or $0.10 per share.

On the Closing Date, pursuant to the terms of the Exchange Agreement, USCo acquired all of the issued and outstanding capital stock of the Company in exchange for 11,700,000 newly-issued shares of the Company’s common stock.

All the stock issuances set forth above were made in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended.

DESCRIPTION OF SECURITIES

Our authorized capital stock currently consists of 95,000,000 shares of common stock, par value 0.001 per share, of which there are 18,100,000 issued and outstanding shares of common stock and 5,000,000 shares preferred stock, par value $0.001 per share, none of which are issued or outstanding. All of the issued and outstanding shares of the Company’s common stock will be held by USCo as a result of the Exchange. The following statements set forth the material terms of our common stock; however, reference is made to the more detailed provisions of, and these statements are qualified in their entirety by reference to, USCo’s Articles of Incorporation and Bylaws, copies of which are filed as exhibits to USCo’s SEC reports.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board in its discretion from funds legally available therefore. In the event of any liquidation, dissolution or winding up, the holders of common stock are entitled to a pro-rata share of all assets remaining after payment in full of all liabilities and preferential payments, if any, to holders of preferred stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to our common stock.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions.

The payment of dividends, if any, will be within the discretion of the Board. Prior to the Closing, the Company effectuated a 5-for-1 forward stock split for the issued and outstanding shares of the Common Stock. The record date for this stock split was September 24, 2008 and the effective date was September 25, 2008. We presently intend to retain all earnings, if any, for use in our business operations and accordingly, the Board does not anticipate declaring any cash dividends for the foreseeable future. We have not paid any cash dividends on our common stock.

Transfer Agent

Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209 currently acts as our transfer agent and registrar.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

USCo’s Articles of Incorporation provide that USCo will indemnify, to the fullest extent permitted by applicable law, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys’ fees and costs of litigation) incurred by reason of the fact that such person is or was a director or officer of USCo or, while servicing as a director or officer of USCo, is or was serving at the request of USCo as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other entity or of an employee benefit plan.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Reference is made to USCo’s Current Report on Form 8-K filed on January 29, 2007 for the period ending January 25, 2007.

Item 3.02         Unregistered Sales of Securities

See Item 2.01.

Item 5.01         Change in Control of Registrant

Upon the closing of the Exchange Agreement with the Stockholder, USCo will acquire all of the issued and outstanding capital stock of the Company from the Stockholder in exchange for an aggregate of 11,700,000 newly-issued shares of USCo’s common stock. The closing shall occur immediately following the cancellation of an aggregate of 1,135,000 shares of USCo’s common stock held by Phillip E. Ray and Ruth Daily immediately prior to the closing. As a result of the Exchange, the Stockholder controls approximately 64.64% of the voting stock of USCo.

Today, USCo is also filing with the SEC the Schedule 14F-1 that describes a change in a majority of USCo’s Board that is occurring in connection with the change of control of USCo that is described in this Report. Pursuant to the Exchange Agreement, USCo increased the size of its Board to seven (7) members, Ms. Alice Terry Ray resigned as director as of the Closing Date, and Mr. Tong Shiping was appointed as director, Chairman, President and Chief Executive Officer of USCo, effective as of the Closing Date. Upon the expiration of the 10-day period following the mailing of the Schedule 14F-1 to the stockholders of USCo, Mr. Phillip E. Ray’s resignation as director will become effective and Howard S. Barth, Yang Bin, Gao Yang, Qu Zhong, Kong Xiaoyan, and Cheng Weihong will be appointed to the Board.

See also Item 2.01.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Pursuant to the Exchange Agreement, on November 10, 2008, the Board of USCo was expanded to seven people, Mr. Tong Shiping was appointed to the Board of Directors, and Ms. Alice T. Ray resigned as a director of the Board, in each case effective as of the Closing Date. In connection with his election to the Board, Mr. Tong Shiping was appointed as Chairman of the Board.

Also on the Closing Date, Ms. Alice T. Ray resigned as Treasurer and Secretary of USCo and Mr. Phillip E. Ray resigned as President and Chief Executive Officer of USCo, and Mr. Tong Shiping was appointed as President and Chief Executive Officer of USCo, Ms. Wang Xinwei was appointed as Chief Financial Officer, Treasurer and Vice President of USCo, Mr. Li Yangqian was appointed as Chief Operating Officer and Vice President of USCo, and Mr. Yang Bin was appointed as Senior Vice President (General Manager, Head of Sales) of USCo and Ms. Cheng Weihong was appointed as Secretary and Senior Vice President (Head of Human Resources and General Administration) of USCo, in each case effective as of the Closing Date. Upon the expiration of the ten-day time period following the mailing of the Schedule 14F-1, Phillip E. Ray’s resignation as director of USCo will be effective, and Howard S. Barth, Yang Bin, Gao Yang, Qu Zhong, Kong Xiaoyan, and Cheng Weihong will each be appointed to the Board. For further information see also Item 2.01.

Item 9.01	Financial Statements and Exhibits.

(a)      Financial Statements for Business Acquired

(b)      Pro Forma Financial Information

(c)      Exhibits

2.1	Share Exchange Agreement dated as of November 10, 2008, between USCo, the Company and Stockholder.

2.2	Share Exchange Agreement dated as of November 1, 2007, among Ever Auspicious International Limited, Cheng Weihong, Xia Qiming, and Qian Yuxi.

2.3	Supplementary Agreement to Share Exchange Agreement dated as of November 1, 2007, among Ever Auspicious International Limited, Cheng Weihong, Xia Qiming, and Qian Yuxi.

10.1	Lease Agreement, effective as of March 31, 2003, between China Construction Bank Tianjin Tariff-free Zone Branch and Tianjin Shisheng Investment Group Ltd.

10.2	Lease Agreement, effective as of January 1, 2007, between Tianjin Port International Car Exhibit Centre and Tianjin Shisheng Investment Group Ltd.

10.3	Supplementary Agreement, dated as of December 8, 2007, between Tianjin Port International Car Exhibit Centre and Tianjin Shisheng Investment Group Ltd.

10.4	Form of Employment Contract

17.1	Resignation Notice of Phillip E. Ray, dated as of November 10, 2008.

17.2	Resignation Notice of Alice T. Ray, dated as of November 10, 2008.

21.1	Subsidiaries

23.1	Consent of Stonefield Josephson, Inc., dated as of November 10, 2008.

99.1
Audited Consolidated Financial Statements of Tianjin Seashore New District Shisheng Business Trading Group Co. Ltd. for Fiscal Years ended December 31, 2007, 2006, and 2005, together with the auditor’s report relating thereto.

99.2	Unaudited Financial Statements of Tianjin Seashore New District Shisheng Business Trading Group Co. Ltd. for the six-month periods ended June 30, 2008 and 2007.

99.3	Unaudited Pro Forma Combined Financial Statements of Fresh Ideas Media, Inc. for the Fiscal Year ended December 31, 2007 and the six-month period ended June 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 10, 2008

FRESH IDEAS MEDIA, INC.

By:	/s/ Tong Shiping
	Name:	Mr. Tong Shiping
	Title:	President and Chief Executive Officer